Exhibit 10.1

Note: Certain portions have been omitted from this Amendment Number Four in accordance with a request for confidential treatment submitted to the Securities and Exchange Commission. Omitted information has been replaced with an asterisk. Omitted information has been filed separately with the Securities and Exchange Commission.

AMENDMENT NUMBER FOUR

AMENDMENT NUMBER FOUR, dated and made effective as of February 7, 2013 (the “Amendment Four Effective Date”), by and between TATA AMERICA INTERNATIONAL CORPORATION and TATA CONSULTANCY SERVICES LIMITED (collectively, “TCS”) and THE NIELSEN COMPANY (US), LLC (previously known as AC NIELSEN (US), INC., “Nielsen”) modifies the Amended And Restated Master Services Agreement (the “Agreement”), dated as of October 1, 2007.

WHEREAS, Nielsen and TCS have previously amended the Agreement three times: with Amendment Number One, dated effective as of March 31, 2008; Amendment Number Two, dated effective as of October 31, 2007; and Amendment Number Three, dated effective as of May 11, 2009;

WHEREAS, Nielsen and TCS are also parties to a Global Infrastructure Services Agreement (the “GISA”), dated as of January 1, 2008; and

WHEREAS, Nielsen and TCS desire to enter into this Amendment Number Four to further amend the Rates under the Agreement, expand the scope, increase the Minimum Commitment Amount, establish an Annual Commitment Amount, and make certain other modifications to the Agreement as provided herein, many of which changes provided herein have already been implemented by the parties pursuant to the Memorandum of Understanding, dated as of January 1, 2011, between the parties as extended from time to time.

NOW, THEREFORE, for good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to amend the Agreement as follows:

1.	Effective Date of Amendment.

Except as otherwise provided herein, the provisions of this Amendment Number Four shall be effective as of the Amendment Four Effective Date.

2.	Defined Terms.

Terms used with initial capitalization in this Amendment Number Four and not otherwise defined herein shall have the meaning provided in the Agreement.

3.	Minimum Commitment Amount and Annual Commitment Amount.

Except as otherwise provided, all of the provisions of this Section 3 shall be effective as of January 1, 2011.

3.1 Section 17.

(a) The headings of both Section 17 and Section 17.1 of the Agreement are changed to read “Minimum Commitment Amount and Annual Commitment Amount.”.

(b) Section 17.1 of the Agreement is amended by inserting the following after the existing first sentence:

“Further, for each calendar year of the Term (including each calendar year of any Extension Period) beginning January 1, 2011, Nielsen will purchase Services from TCS in an amount not less than the annual commitment amount provided in Section 1(a) of Schedule C (the “Annual Commitment Amount” or “ACA”).”

(c) The following sentence in Section 17.1 of the Agreement is deleted:

“Nielsen shall be under no obligation to purchase any additional Services during the Term once the aggregate amount of Services purchased pursuant to this Agreement equals the MCA.”

(d) Section 17.1 of the Agreement is amended by deleting the “and” at the end of clause (e), changing the period at the end of clause (f) to “; and”, and inserting a new clause (g) to read:

“(g) Amounts payable to TCS as Charges (as defined in Section 1.1(b) of Schedule C of the GISA) under the GISA for Services that are provided under the GISA on or after January 1, 2011 but before the termination or expiration of this Agreement. Payments of such Charges shall be applied against the ACA with respect to the calendar year when the associated Services were delivered, even if payment of such Charges is in a following year. For clarity no other amount paid or payable under the GISA shall count toward the MCA or the ACA. If this Agreement terminates and the GISA continues in effect the provisions of Section 17.5(c) shall apply to Services provided under the GISA after the date of termination of this Agreement. If the GISA terminates and this Agreement remains in effect, the MCA shall thereafter be reduced (i) by * times the number of full years remaining in the Term of this Agreement after the date of such termination plus (ii) if termination of the GISA was effective other than at the end of a calendar year, the greater of (A) the amount credited against the MCA with respect to charges for Services provided under the GISA during such calendar year prior to termination and (B) * pro-rated for the period of time the GISA was in effect for such year (using a 365 day year).”

(e) Section 17.1 of the Agreement is amended by inserting a new final sentence (not subject to the current final sentence and its clauses a – g) to read “Payments by Nielsen of any amount to satisfy a ACA Shortfall pursuant to Section 17.5(a), (b), or (c) shall count toward fulfillment of the MCA.”

(f) Section 17.2 of the Agreement is amended to change the heading to read “Exclusions from Minimum Commitment Amount and Annual Commitment Amount.”; and by amending the prefatory language in its entirety to read:

“Except for amounts paid or payable under the GISA as provided in Section 17.1(g) (or otherwise provided as a credit against the MCA under Section 17.1(g)), no other amount paid or payable under GISA shall be counted toward fulfillment of the MCA or the ACA. Further, the following payments made by Nielsen shall not count toward fulfillment of the MCA or the ACA:”

(g) The heading of Section 17.3 of the Agreement is amended to read: “Conditions to Reductions to Minimum Commitment Amount and Annual Commitment Amount.”.

(h) Section 17.3(e) of the Agreement is redesignated to be Section 17.3(f) (and the conjunction at the end is changed from “; and/or” to “;”) (the existing Section 17.3(f) and (g) are dealt with in the next provision of this Amendment Number Four). A new Section 17.3(e) is inserted to read “Nielsen terminates an SOW (in whole or part) in connection with TCS’ failure to meet the Business Unit Attrition Service Levels provided in Schedule Q, provided such failures are not excused pursuant to Section 8.7; and/or”

(i) The Sections which were previously Sections 17.3(f) and 17.3(g) of the Agreement are deleted (and are replaced by the new Section 17.4, as provided in the next provision of this Amendment Number Four).

(j) The existing Section 17.4 of the Agreement is redesignated Section 17.5 (and is further amended in the next provision of this Amendment Number Four) and a new Section 17.4 is inserted, to read as follows:

“17.4. Process to Determine Reductions to the Minimum Commitment Amount and the Annual Commitment Amount. If Nielsen believes a circumstance described in Section 17.3(a) through Section 17.3(f) has occurred, the process provided in this Section 17.4, shall be used to determine how much the Minimum Commitment Amount (and the Annual Commitment Amount) shall be reduced. The process is as follows:

(a) The parties will form a review committee (the “Review Committee”) comprised of an equal number of representatives of the Parties;

(b) If the issue is the circumstance provided in Section 17.3(a) or Section 17.3(b), Nielsen will provide written information on the requirements for the assignment covered by the respective SOW to the Review Committee and TCS may demonstrate whether TCS’ failure was excused pursuant to Section 8.7 and will provide written information on why TCS failed to negotiate or agree to such SOW or comply with requirements contained in such SOW;

(c) If the Review Committee cannot resolve the dispute within thirty (30) days, the dispute will be jointly escalated to a direct discussion between senior executives of the Parties; and

(d) If such senior executives of the Parties are unable to resolve the dispute to the mutual satisfaction of such senior executives of the Parties, then the ultimate decision as to whether the MCA and/or the ACA shall be reduced and, if so, the amount by which the MCA and/or the ACA shall be reduced, shall be made in good faith by the Nielsen Executive Vice President of Global Business Services. Such determination by Nielsen shall be final and binding upon the Parties and shall not be subject to further dispute resolution. If the Executive Vice President of Global Business Services position ceases to exist, then the CEO of Nielsen shall designate a successor for such role.

(e) Nielsen’s rights under Section 17.4 are Nielsen’s sole and exclusive remedy for TCS’ refusal to negotiate and/or agree on an SOW pursuant to Section 17.3(a) and may not be the basis for termination of the Agreement.”

(k) Section 17.4 of the Agreement is redesignated to be Section 17.5 and is amended in its entirety to read as follows:

“17.5 Payment of Shortfalls of the MCA and ACA.

(a) If at the end of any year of the Term (other than a year in which this Agreement has terminated) there is an ACA Shortfall, Nielsen shall pay to TCS * of the amount of the ACA Shortfall for such year (e.g., if the ACA Shortfall was * then * shall be due to TCS). Such payment shall be due thirty (30) days following receipt of TCS’ invoice therefore, but not earlier than February 1st of the year following the year in which the ACA Shortfall occurred. The amount paid toward the ACA Shortfall shall be credited against the MCA.

(b) If at the end of the Term of this Agreement (other than a situation to which Section 17.5(c) applies) (i) there is an MCA Shortfall or an ACA Shortfall, TCS shall invoice Nielsen in one consolidated invoice for (A) the Unpaid Invoices Balance, (B) the Unbilled Services Balance, and (C) the greater of (1) the MCA Shortfall and (2) * of the ACA Shortfall (the sum of such amounts, the “End of Term Close Out Amount”). Such consolidated invoice shall replace and supersede all other outstanding invoices. Payment of the End of Term Close Out Amount shall be due thirty (30) days following receipt of TCS’ invoice therefore; which shall constitute full and complete satisfaction of all Nielsen payment obligations to TCS with respect to Charges for Services, ACA and MCA. Nielsen may reduce the amount paid toward the End of Term Close Out Amount for any payments for invoices included in the Unpaid Invoice Balance (x) which were paid after calculation of the Unpaid Invoices Balance or (y) which were paid prior to calculation of the Unpaid Invoices Balance and were not properly credited to Nielsen’s account by TCS in such calculation.

(c) If this Agreement is terminated effective prior to December 31, 2020 under circumstances where Section 26.6 provides that the MCA or the ACA shall be payable, TCS shall invoice Nielsen in one consolidated invoice for (A) the Unpaid Invoices Balance, (B) the Unbilled Services Balance, and (C) the Early Termination Shortfall (the sum of such amounts, the “Early Termination Close Out Amount”). Such consolidated invoice shall replace and supersede all other outstanding invoices. Payment of the Early Termination Close Out Amount shall be due thirty (30) days following receipt of TCS’ invoice therefore; which shall constitute full and complete satisfaction of all Nielsen payment obligations to TCS with respect to Charges for Services, ACA and MCA. Nielsen may reduce the amount paid toward the Early Termination Close Out Amount by the amount of any payments for invoices in the Unpaid Invoice Balance (x) which were paid after calculation of the Unpaid Invoices Balance or (y) which were paid prior to calculation of the Unpaid Invoice Balance and were not properly credited to Nielsen’s account by TCS in making such calculation. The “Early Termination Shortfall” shall be the greater of (i) the difference between the MCA and the aggregate amount counted toward fulfillment of the MCA (assuming that the Unpaid Invoices Balance and the Unbilled Services Balance have been paid) and (ii) * of (x) the ACA which would have been due in each of the calendar years remaining between the effective date of termination and December 31, 2020 (with the year in which termination occurs being included as a full year), less (y) a credit (not to exceed the ACA for such year) for any amounts paid or payable (provided that in fact such amounts are paid in due course) with respect to Services provided by TCS in the year in which termination occurs. (By way of example, if there are 6 calendar years remaining thru December 31, 2020, the amount of the ACA to be provided in (x) above would be * , as the ACA in 2020, the final year of the Term, shall be *.) If Nielsen is required to make an Early Termination Shortfall payment under this Section 17.5(c), Nielsen shall thereafter be entitled to an annual credit through and including calendar year 2020 against Charges under the GISA (of the type that would have been creditable hereunder against the MCA and/or the ACA) of * per year, with appropriate proration in the first year if this Agreement is terminated other than on a December 31st; provided that, the credits provided under the GISA pursuant to this sentence shall not in the aggregate exceed the Early Termination Shortfall. (For example, if the Early Termination Shortfall was *, and * credit has already been taken, then in the year following that year the credit shall be limited to * and no credit shall be available in any future years.) If any portion of such * annual credit is not used in any year the unused amount shall expire, shall not reduce the total credit available, and shall not act to increase the credit available in the following year(s).

(d) For the purposes of this Section, the following definitions apply:

(1) ‘ACA Shortfall’ for any year means the ACA less the aggregate amount counted toward fulfillment of the ACA for such year (including any Unpaid Invoices Balance for Services performed in such year and any Unbilled Services Balance for services performed in such year) (but, in no event less than zero);

(2) ‘MCA Shortfall’ means the MCA less the aggregate amount counted toward fulfillment of the MCA (including any Unpaid Invoices Balance, any Unbilled Services Balance, and * of any ACA Shortfall) (but, in no event less than zero);

(3) ‘Unpaid Invoices Balance’ is equal to the sum of all invoices issued by TCS to Nielsen under this Agreement and outstanding as of the effective date of termination of this Agreement; and

(3) ‘Unbilled Services Balance’ is equal to the charges for Services delivered by TCS to Nielsen under this Agreement on or before the effective date of termination of this Agreement but not invoiced as of such date.”

(l) The parties acknowledge that there was no ACA Shortfall for 2011 or 2012.

3.2 Section 26.6. Section 26.6 of the Agreement is amended as follows:

(a) Section 26.6(b) of the Agreement is amended in its entirety to read:

“If Nielsen terminates this Agreement for convenience pursuant to Section 26.1, the provisions of Section 17.5 shall determine the amount of any remaining MCA or ACA, as applicable, that Nielsen shall be required to pay and such amount shall be due and payable as provided in the applicable subsection of Section 17.5.”

(b) Section 26.6(c) of the Agreement is amended in its entirety to read:

“If TCS terminates this Agreement pursuant to Section 26.5(b), the provisions of Section 17.5 shall determine the amount of any remaining MCA and/or ACA that Nielsen shall be required to pay and such amount shall be due and payable as provided in the applicable subsection of Section 17.5.”

(c) Section 26.7(b) of the Agreement is amended by changing “MCA” to “MCA and ACA if, and to the extent, provided in Section 17.5”.

3.3 Conforming Changes. Sections 3.4(d)(ii), 5.7(b)(ii), 8.3(b), 8.4, 10.4(b), 16.3, 18.11, 26, and 31.1 of the Agreement are each amended by changing each reference to “MCA” to read “MCA and/or ACA”. The references in Sections 16.3(b) and (c) of the Agreement to Section 17.3(f) are changed to be references to Section 17.4. The references in Sections 8.3(b) and 25.1(a) of the Agreement to Section 17.3 are changed to be references to Section 17.4. The reference in Section 26.8 of the Agreement to Section 17.3 is changed to be a reference to both Sections 17.3 and 17.4.

4.	Revenue Commitment.

All of the provisions of this Section 4 shall be effective as of January 1, 2013.

4.1 Revenue Commitment. The following shall be added as a new Section 17A of the Agreement:

“Section 17A.	TCS REVENUE COMMITMENT

17A.1 Revenue Commitment.

TCS agrees that during each Calendar Year of the Initial Term beginning with Calendar Year 2013 TCS and its Affiliates (and those unaffiliated third parties specifically approved by Nielsen for this purpose, such approval to be at Nielsen’s sole discretion) will purchase products and services in an amount (such amount, ‘Revenue’) from Nielsen and its Affiliates not less than the Commitment Target for such Calendar Year. The ‘Commitment Target’ for each Calendar Year is as follows:

(a)	For Calendar Year 2013, *;

(b)	For Calendar Year 2014, *; and

(c)	For each Calendar Year thereafter:

(i) *,

(ii) less the average Revenue achieved in each of the prior two (2) Calendar Years,

(iii) but the result of the calculation in (i) and (ii) shall not be less than zero.

17A.2 Revenue for a Calendar Year shall be measured based on products or services delivered during such Calendar Year, even if billing or payment is delayed until the following year. If Nielsen is solely at fault for delay that prevents delivery of services or products for purchase orders with agreed delivery date in December (with the December delivery date formally signed off in writing by Nielsen), the value of such purchase orders will be deemed to count towards fulfilling the Revenue Commitment for that year, provided that the services or products are delivered by the January 31 of the following year. The process for implementing this clause shall be agreed upon by the Parties within ninety (90) days of the Amendment Four Effective Date. Revenue shall not include taxes or pass thru expenses.

17A.3 If in any Calendar Year beginning 2013 TCS has not achieved Revenue equal to the Commitment Target, then Nielsen shall be entitled (as its sole and exclusive remedy) to a Service Credit equal to the shortfall in the Revenue for such Calendar Year from the Commitment Target for such Calendar Year, on the same basis as if such Service Credit had been earned as a Rate Discount pursuant to Section 2.2 of Schedule C of the Agreement. At the end of each Calendar Year beginning with Calendar Year 2013 the parties shall account for the Revenue in such Calendar Year and calculate the Service Credit, if any, accruing to Nielsen’s benefit. Within thirty (30) days of the Amendment Four Effective Date, the Parties shall agree and document the process and procedure on how to reconcile and true up the Revenue achieved on a quarterly basis.

17A.4 Prior to the beginning of any Calendar Year during the Initial Term beginning with Calendar Year 2015, TCS may, upon written notice given to Nielsen prior to the beginning of the applicable Calendar Year, end the Commitment Target and instead elect to provide Nielsen with Service Credit as follows:

(a) If the Commitment Target is to end for Calendar Year 2015, a Service Credit equal to 50% of the Commitment Target otherwise due for 2015, the amount of such Service Credit to apply for 2015 and reoccur during each succeeding Calendar Year of the Initial Term;

(b) If the Commitment Target is to end for Calendar Year 2016, a Service Credit equal to 25% of the Commitment Target otherwise due for 2016, the amount of such Service Credit to apply for 2016 and reoccur during each succeeding Calendar Year of the Initial Term; and

(c) If the Commitment Target is to end in 2017 or later, no Service Credit.”

5.	Other Amendments to the Agreement.

Except as otherwise specifically noted, all of the provisions of this Section 5 shall be effective as of January 1, 2011.

5.1 Section 1.3. Section 1.3 of the Agreement is deleted in its entirety and amended to read in its entirety (with subsections (a) and (b) intentionally omitted):

“TCS shall, in accordance with the provisions of this Agreement, perform the professional services relating to Information Technology (including AD&M) Services, BPO Services, Client Service Knowledge Process Outsourcing Services (“KPO”), MSCi Services, AAC Analytics Services, Financial Planning and Analytics Services (in each case as they may evolve, be supplemented, enhanced, modified, or replaced in accordance with the procedure established in this Agreement and/or applicable Statements of Work) (collectively, the “Services”). Schedule A describes the general scope of each of the categories of Services contemplated by this Agreement. Particular Services will be described in Statements of Work pursuant to this Agreement (each, a “Statement of Work” or “SOW”). Each SOW shall be substantially in the form of Exhibit A-1, A-2, or A-3, as applicable, to Schedule A. Each SOW shall be effective, incorporated into, and subject to this Agreement when executed in accordance with the procedures provided in Section 3.5(a)(i). The provisions of this Agreement will be applicable and extendable throughout Nielsen (including acquisitions).”

5.2 Definitions. Section 1.5 of the Agreement is amended:

(a) by inserting “‘Annual Commitment Amount’ (or ‘ACA’) shall have the meaning provided in Section 17.1.” in the appropriate alphabetical order, and appropriately redesignating all following definitions;

(b) by inserting definitions for each of “Client Service Knowledge Process Outsourcing Services (“KPO”)”, “MSCi Services”, “AAC Analytics Services”, and “Financial Planning and Analytics Services” as each “having the meaning provided in Schedule A”, in the appropriate alphabetical order, and appropriately redesignating all following definitions;

(c) by inserting an opening quote in the definition of Controlled Subsidiary;

(d) by inserting “‘Non-Complying Business’ shall have the meaning provided in Section 9.1(a).” in the appropriate alphabetical order, and appropriately redesignating all following definitions;

(e) by deleting the phrase “an IT or BPO” in the definition of Rate and replacing it with “a”;

(f) by changing the phrase “ITO and BPO Rates identified for each type of TCS resource” in the definition of Rate Card and replacing it with “Rates identified for each type of Resource”;

(g) by inserting “‘Revenue’ shall have the meaning provided in Section 17A.” in the appropriate alphabetical order, and appropriately redesignating all following definitions;

(h) by inserting “‘Commitment Target’ shall have the meaning provided in Section 17A.” in the appropriate alphabetical order, and appropriately redesignating all following definitions; and

(i) by changing the cross reference in the definition of Review Committee from Section 17.3(f)(ii) of the Agreement to be a reference to Section 17.4(a) of the Agreement.

5.3 Section 1.6. Section 1.6(a) of the Agreement is amended by inserting “(or used in the business areas related to the Services involved)” after “industries”.

5.4 Section 2. Section 2 of the Agreement is amended as follows:

(a) The first sentence of Section 2.1 of the Agreement is amended by replacing “December 31, 2017” with “December 31, 2020”.

(b) Section 2.2(a) of the Agreement is amended by replacing “eighth year” with “eleventh year” and “ninth Contract Year” with “twelfth Contract Year”.

(c) Section 2.3 of the Agreement is amended by replacing “fifth (5th) anniversary” with “seventh (7th) anniversary”.

5.5 Section 4.3. Section 4.3 of the Agreement is amended as follows:

(a) By inserting transition timeframes for the following services: “CS-KPO, MSCi Services, AAC Analytics Services, Financial Planning and Analytics Services: same as for BPO.”

(b) By amending the parenthetical in its entirety to read:

“(or such period as is provided for Services which are not IT Services or BPO Services in Schedule A, or in all cases such longer Transition Period as agreed to in accordance with Section 4.3(a))”

5.6 Section 8.3(b). Section 8.3(b) of the Agreement is amended by changing “Nielsen shall upon thirty (30) days written notice Nielsen may” to “upon at least thirty (30) days prior written notice Nielsen may”.

5.7 Section 9.

(a) Section 9.1 of the Agreement is amended:

(i) by amending the first sentence of Section 9.1(a) to read: “TCS and its Controlled Subsidiaries will not engage in a business that competes with a Restricted Business (a ‘Non-Compliant Business’).”;

(ii) by amending the second sentence of Section 9.1(a) by inserting a “business that competes with a” prior to the first occurrence of “Restricted Business”; and

(iii) by changing the reference in Section 9.1(c)(iii) to Section 9.1(c)(iii) to be a reference to Section 9.1(c).

(b) Section 9.2(b) of the Agreement is amended to read:

“(b) If (i) TCS acknowledges that it or its Controlled Subsidiary is in breach of Sections 9.1(a) or 9.1(b) and does not immediately begin good faith efforts to cure the breach or does not actually cure the breach within sixty (60) days after TCS’ notice to Nielsen, (ii) the arbitrator determines that TCS or its Controlled Subsidiary is in breach and TCS does not immediately begin good faith efforts to cure the breach or does not actually cure the breach within sixty (60) days after such decision, (iii) the arbitrator determines that due to insufficient cooperation or participation in the arbitration by TCS it cannot determine whether TCS or such Controlled Subsidiary is in breach, or (iv) TCS fails to respond to Nielsen’s notice in the time period required by Section 9.2(a), then:

(i) Nielsen shall be entitled to seek and obtain injunctive relief which TCS agrees it will not oppose and TCS will waive Nielsen’s posting of bond or proving irreparable injury; and

(ii) As instructed by Nielsen, TCS shall discontinue (or cause its Controlled Subsidiary to discontinue) the Non-Compliant Business which the arbitrator decided was in breach of Section 9.1(a), as follows (with each reference to TCS also being a reference to any TCS Controlled Subsidiary involved):

(A) TCS shall terminate any customer agreements of the Non-Compliant Business that are terminable but may continue to fulfill any existing agreements of the Non-Compliant Business until they expire (and shall pay Nielsen twenty percent (20%) of the gross revenues from such agreements as long as they remain in effect);

(B) TCS shall sell to Nielsen such portion of the assets of the Non-Compliant Business and shall assign to Nielsen (and Nielsen shall assume) all customer and other contracts related to the Non-Compliant Business not required to be retained by TCS to comply with its obligations under (A) or (C) of this Section 9.2(b)(ii), for a consideration equal to the net book value of such assets (but not including any allocation of corporate overhead) and, without Nielsen’s prior written consent TCS shall not effect any changes or amendments to any such customer or other contracts that are being assigned to Nielsen that have the effect of increasing the liabilities under such contracts as a result of transfer. Further, TCS shall indemnify Nielsen against any liabilities related to those assets or agreements which arose prior to the date of assignment; and

(C) TCS shall transfer the portion of the Non-Compliant Business which is not to be retained by TCS under Section 9.2(b)(ii)(A) or sold to Nielsen under Section 9.2(b)(ii)(B) to an Affiliate of TCS that is not a Controlled Subsidiary; provided that (1) TCS does not exercise management control of such business and (2) TCS shall not transfer the employment of or permit any Domain Expert to, directly or indirectly provide services to such Affiliate of TCS and, TCS shall as a condition of the transfer of the Non-Compliant Business to the Affiliate, include provision in the transfer agreement such Affiliate of TCS that prohibits such Affiliate from employing any such Domain Expert.

Nielsen may elect among (A), (B), and (C) in a way that different aspects of the Non-Compliant Business are treated differently. In determining among options (A), (B), and (C) Nielsen shall give due consideration to TCS’ view of what is the least injurious to it of such elections, but the final decision shall be solely up to Nielsen.

(iii) Provided that TCS complies with the remedies provided in (i) and (ii) of this Section 9.2(b) in a timely manner, such compliance shall be deemed a cure of the breach.”

5.8 Section 10.2. Section 10.2 of the Agreement is amended by deleting the two occurrences of “BPO”.

5.9 Section 10.6. A new Subsection 10.6(g) of the Agreement is created, to read:

“As part of TCS’ obligations under Schedule J, at no additional charge TCS shall provide at least 11 TCS personnel at mutually agreed upon Nielsen locations and 119 TCS personnel at TCS locations for account support and leadership. For clarity, the forgoing number of account support and leadership personnel includes the TCS Managers described in this Section 10.6(a) through (f) and any other non-billable TCS resource assigned to Nielsen account on a dedicated basis.”

5.10 Section 18.1(c). Section 18.1(c) of the Agreement is deleted in its entirety and amended to read in its entirety as follows:

“Rate Discounts and Credits. TCS shall provide Nielsen with Rate Discounts against the charges as described in Section 2 of Schedule C, certain service credits as described in Section 4 of Schedule C and Section 17A of the Agreement and reduction in MCA as described in Section 4 of Schedule C.”

5.11 Section 18.11. The first sentence of Section 18.11 of the Agreement is amended by inserting “(including managed services SOWs)” after “SOWs”.

5.12 Section 26.3.

(a) Effective as of the Amendment Four Effective Date the introductory language to Section 26.3 of the Agreement is amended by inserting “(with each continuing or recurring occurrence being measured from the date of the most recent occurrence or reoccurrence)” after “events”.

(b) Effective July 1, 2013 Section 26.3(ii) of the Agreement is amended to read:

“TCS fails to meet (A) any one or more Tier One Quality of Services Metric (X) for three (3) consecutive months, or (Y) in more than any six (6) months in a rolling twelve (12) month period, or (B) at least seventy percent (70%) of Tier One Quality of Service Metrics in any three (3) months in a rolling twelve (12) month period; provided that for the Tier One Attrition Service Levels the measurement period shall be a rolling six (6) months or a rolling twelve (12) month average; or”

5.13 Sections 29.1 and 29.3. Sections 29.1(d)(vi) and 29.3(c) of the Agreement are amended by deleting each occurrence of “BPO”.

5.14 Section 31.14.

The following provisions are effective as of the Amendment Four Effective Date:

(a) Section 31.14(c)(i) of the Agreement is amended to read:

“(i) Hire up to thirty (30) TCS personnel per calendar year at any time. This right shall not carry forward to subsequent years (i.e., Nielsen may not hire more than thirty (30) employees per calendar year even if Nielsen hired less than thirty (30) employees in the previous year);”

(b) A new Section 31.14(d) of the Agreement is inserted to read as follows:

“(d) Additionally, notwithstanding anything in the Agreement to the contrary (including Section 31.14), with respect only to an SOW for AAC Services the SOW may provide that Nielsen shall also have the right each year to hire (or have an Affiliate hire) specified amounts of TCS personnel then assigned to provide specific Services under that SOW.”

6.	Updating of Schedules and Exhibits.

Except as otherwise provided, all of the provisions of this Section 6 shall be effective as of January 1, 2011.

6.1 Schedule A. Schedule A of the Agreement is replaced with Schedule A (As of Amendment Number Four) attached hereto. Such revised Schedule incorporates additional scope for Application Development (development, maintenance/enhancement, ring fence services); client services Knowledge Process Outsourcing (KPO); Measurement Services (MSci); Financial Planning and Analysis (FP&A); Engineering; and AAC Analytics Services.

6.2 Schedule C. Schedule C of the Agreement is replaced with Schedule C (As of Amendment Number Four) attached hereto. Such revised Schedule incorporates an increase to the Minimum Commitment Amount, defines the Annual Commitment Amount, and sets forth a new rate schedule. If any SOW existing as of the Amendment Four Effective Date provides for higher charges than the ones provided in Schedule C (As of Amendment Number Four), such charges shall be superseded and replaced by those in Schedule C (As of Amendment Number Four). For SOW #2007620000600, the reference to 10% in Section 4.1(b) of such SOW will be changed to 5% or as otherwise mutually agreed.

6.3 Other Schedules. Effective as of the Amendment Four Effective Date Schedules B, F, G, H, N, and K of the Agreement are replaced by their respective replacements attached hereto and each marked as “(As of Amendment Number Four)”. New Schedules P (Data Privacy Agreement) and Q are incorporated into the Agreement and are attached hereto and marked as “(As of Amendment Number Four)”.

7.	Miscellaneous.

Except as amended by this Amendment Number Four (and the three prior amendments) the Agreement shall remain in effect without amendment. This Amendment is not intended to, and shall not, constitute a waiver or an accord and satisfaction by either Party of any breaches or defaults under the Agreement.

IN WITNESS WHEREOF, the Parties have each caused this Amendment Number Four to be signed and delivered by their duly authorized representative.

THE NIELSEN COMPANY (US), LLC		TATA AMERICA INTERNATIONAL CORPORATION

By:	/s/ Mitchell J. Habib	By:	/s/ Natarajan Chandrasekaran

Name:	Mitchell J. Habib	Name:	Natarajan Chandrasekaran

Title:	Chief Operating Officer	Title:	Director

February 7, 2013		TATA CONSULTANCY SERVICES LIMITED

		By:	/s/ Natarajan Chandrasekaran

		Name:	Natarajan Chandrasekaran

		Title:	Chief Executive Officer and Managing Director

February 7, 2013

As a material inducement for TCS to enter into this Amendment Number Four, The Nielsen Company B.V. (“Guarantor”), a Dutch company and the indirect parent company of The Nielsen Company (US), LLC, hereby confirms that the guarantee provided by Guarantor under the Agreement remains in full force and effect and confirms that pursuant to the terms of such guarantee Amendments One, Two, Three and this Amendment Four to the Agreement do not require Guarantor’s further consent and the Guarantee continues to apply to the Agreement, as so amended.

THE NIELSEN COMPANY B.V.

By:	/s/ M.J.B. Rutte
M.J.B. Rutte

Accepted and Agreed to:
TATA AMERICA INTERNATIONAL CORPORATION

By:	/s/ Satya S. Hedge
Satya S. Hegde, GC & SVP
02/07/2013

TATA CONSULTANCY SERVICES LIMITED

By:	/s/ Satya S. Hedge
Satya S. Hegde, GC & SVP
02/07/2013

NIELSEN & TCS CONFIDENTIAL INFORMATION

As of Amendment Number Four

SCHEDULE A

SERVICES

SCHEDULE A

SERVICES

Section 1.	INTRODUCTION

1.1 General

This Schedule A describes the general scope of Services contemplated in the Agreement. Particular Services will be described in SOWs in a format substantially similar to Exhibits A-1 through A-3, as applicable. Each SOW shall be effective, incorporated into and form a part of the Agreement when executed as provided in Section 3.5(a)(i) of the Agreement.

(a) The scope of Services contemplated under the Agreement shall consist of IT Services (Application Development and Engineering Services), and “Process Services”, which include BPO Services, Client Service Knowledge Process Outsourcing Services (“CS – KPO”), Measurement Sciences (“MSCi Services”), AAC Analytics Services, Financial Planning and Analytics Services as more specifically described in each applicable SOW. TCS shall perform the Services in accordance with this Schedule A and each applicable SOW. The Parties will mutually agree to the retained responsibilities and the percentages of retained personnel of the Nielsen subject matter experts on a SOW basis. TCS shall perform all tasks necessary to complete the Services in a timely and efficient manner, using its methodology and tools as tailored to Nielsen.

(b) For those Services that will be performed on a fixed price basis and set forth specific Service Levels for such Services, then the Parties will define the specific scope of Services on a Statement of Work basis.

(c) All capitalized terms used and not defined in this Schedule A shall have the meanings given them in the Agreement or other Schedules.

1.2 Services Overview

(a) TCS shall perform all Services in such a way that all Resources are utilized to a high degree of efficiency without compromising the timely completion of such activities or implicated Service Levels. The Services described in this Schedule A are not intended to be an all-inclusive description of the tasks that TCS will perform as part of the Services but a representative sampling of the areas the Parties reasonably expect the Services to cover. Additional Services and Service areas may be added to the Agreement during the Term, in which case the Parties shall mutually agree upon which Rates shall apply to such Services. In no event shall any Services performed under the Agreement be subject to time and materials Rates other than those provided in Section 2 of Schedule C (Charges).

(b) If any services, functions or responsibilities not specifically described in this Schedule A are either (i) an inherent, necessary or customary part of the Services or (ii) are required or appropriate for the performance and provision of the Services described in this Schedule A, then they will be deemed to be within the scope of the Services as if specified in this Schedule A and not be subject to any fees, expenses or reimbursements except as specified in Schedule C. TCS’ general responsibilities with respect to the Services include the following:

(i) Providing Nielsen with reports on a monthly basis (or as frequently as requested by Nielsen) tracking the progress of TCS’ performance of all currently active SOWs as provided in Section 5.7 of the Agreement. In addition, TCS shall provide timely responses to Nielsen’s requests for information and reports necessary to provide updates to business units and provide Nielsen with a soft copy database extract from the database that tracks progress of TCS’ performance of the Services.

(ii) Performing the Services in accordance with Nielsen’s strategies, best practices, principles, and standards relating to Operations, technical, data and applications architectures and designs as communicated to TCS. TCS shall contribute to the ongoing development and improvement of such strategies, principles and standards.

(iii) Acting as a resource with respect to knowledge and information regarding the Services, as required by Nielsen authorized personnel, entities and Users. This shall include providing information and consulting support with respect to system functionality, providing assistance with interface file testing, designing appropriate test environments, performing system demonstrations and training, and maintaining system documentation.

(iv) Using technologically current tools and languages as appropriate and in accordance with Nielsen’s architectural decisions to improve the Services.

(v) Investigating problems, providing support as requested by Nielsen, responding to User requests and inquiries, and assisting with the prioritization and maintenance of outstanding work logs.

(vi) Integrating into Nielsen’s environment all work performed for Nielsen by third Parties, including third Parties contracting directly with Nielsen.

(vii) Providing a pool of experienced, high-quality TCS personnel that will be dedicated to the Nielsen account throughout the Term of this Agreement.

(c) Notwithstanding anything to the contrary contained herein, nothing in this Section 1.2 shall be interpreted as giving TCS responsibility for Nielsen strategic, governance or architectural decisions. Nielsen shall retain the ultimate responsibility in these areas, while TCS will, upon Nielsen’s request, provide insight and advice, either informally or under specific SOWs for consulting Services.

(d) Due diligence activities performed by TCS as well as travel and expenses pre-approved by Nielsen shall be chargeable to Nielsen. If the work pursued by Nielsen results in new volume to TCS, then the due diligence fees paid by Nielsen in pursuit of such new work shall be refundable.

Section 2.	STATEMENT OF WORK RFP PROCESS; PROPOSED STATEMENTS OF WORK, DEVELOPMENT, TESTING AND PAYMENT

2.1 General

(a) As provided in Section 3.5(c) of the Agreement, Nielsen may at any time initiate a request for Services by providing to TCS a request for a proposal for a Statement of Work (a “Statement of Work RFP”) containing the information described in Section 2.1(b) of this Schedule A. TCS’ rejection of a request for Services made by Nielsen shall be subject to the provisions of Sections 17.2 and 26.3(i) of the Agreement. TCS may propose a new Service by submitting a proposal to Nielsen containing the information described in Section 2.1(b) of this Schedule A, which Nielsen may accept or reject at its sole option.

(b) Each Statement of Work RFP prepared by Nielsen shall include, to the extent Nielsen is able to provide such information and as applicable: (i) the SOW scope/specifications, including any related services; (ii) an overall timetable for completing the work requested; (iii) the schedules for critical Milestones and Deliverables; (iv) acceptance tests and criteria for confirming that the Deliverables satisfy the applicable functional specifications; (v) a description of training required by Nielsen; (vi) other provisions, if any, intended to modify or supplement the terms and conditions of the Agreement as such are to be applied to the SOW; and (viii) Critical Service Levels to be applied. The foregoing list is not intended as a list of minimum requirements. Nielsen’s failure to provide any of the above-listed information shall not excuse TCS from its obligation to respond to a Statement of Work RFP in the timeframes described in Section 2.1(d) of this Schedule A.

(c) If requested by Nielsen, TCS will promptly assist Nielsen in collecting and refining the functional User and/or system requirements for any potential Project.

(d) TCS will, within the timeframe specified in the applicable Statement of Work RFP (and in any event, in no less than thirty (30) days after receipt of the Statement of Work RFP from Nielsen), prepare and deliver to the Nielsen Project Manager a proposed Statement of Work in the appropriate form specified in Exhibits A-1 through A-3 and containing the information described in Section 2.1(b) of this Schedule A.

2.2 Format of Proposed Statements of Work

(a) TCS’ proposed Statement of Work shall provide all information requested in the Statement of Work RFP or otherwise reasonably necessary for Nielsen to make an informed decision regarding the proposed Statement of Work, including:

(i) Project Plan. For each proposed Statement of Work, TCS will prepare, for Nielsen review and approval, a schedule (the “Project Plan”) for the completion of each Project to be performed under that Statement of Work. Each Project Plan prepared by TCS shall include (as applicable) Milestones, associated Deliverables and proposed specifications and other standards which must be met before Nielsen will accept the Deliverable (“Acceptance Criteria”), including applicable review periods, for each Deliverable described in the Project Plan;

(ii) Methodology. TCS will include as part of the proposed Statement of Work its proposed methodology (including project methodology and development methodology, if appropriate) for each Project, including designating points of contact and interfaces between the Parties, for Nielsen’s approval. Nielsen will notify TCS of any objections it has to such methodology. If Nielsen notifies TCS of any objections to the methodology, TCS will promptly revise the methodology to satisfy Nielsen’s objections;

(iii) Charges. The proposed Statement of Work will specify TCS’ total estimated staffing model to complete all Projects under such SOW with a breakdown of the estimated number of Resource hours sufficient to enable Nielsen to understand and assess the proposal. TCS will also include as part of the proposed Statement of Work any additional costs to Nielsen (i.e., Pass Through Expenses) and an estimated total cost of the SOW;

(A) Subject to the Change Control provisions of Section 12.2 of the Agreement, for BPO Services, MSCi Services, FP&A Services, CS-KPO Services and AAC Services, in no event may TCS invoice Nielsen for Resources in excess of the Baseline Resource Charges;

(B) For IT Services, invoicing shall be based on a Fixed Price or Baseline Resource Charges at Nielsen’s option;

(iv) SOW Termination Date. TCS will include as part of proposed Statement of Work the date that all work under the SOW should be completed;

(v) Staffing and Resource Plan. TCS will include as part of the proposed Statement of Work the staffing of TCS Resources as well as any Nielsen resource commitments and responsibilities in addition to those provided in the Agreement. This staffing plan must identify the labor categories and location (on-site/Off-Shore) on a monthly basis sufficient for Nielsen to determine unit labor rates for each Resource and detail how the labor location shall effect the Off-Shore Leverage Percentages under the Agreement;

(vi) Acceptance Criteria and Testing Plans. TCS will include as part of the proposed Statement of Work the Acceptance Criteria and testing plans if applicable, which must be consistent with the requirements of the Agreement and any processes or procedures agreed upon by the Parties or otherwise applicable to such Services; and

(vii) Any other Pertinent Information. TCS will include as part of the proposed Statement of Work any other information that is pertinent to completion of the Statement of Work in a timely and efficient manner.

(b) Except with the signed approval of the Nielsen Project Manager, the Statement of Work shall not contain or propose to contain any terms and conditions that are contrary to those contained in the Agreement; provided, however, that TCS may propose in the Statement of Work to perform the Services on terms that are more favorable to Nielsen (in Nielsen’s discretion) than those contained in the Agreement or the Statement of Work RFP.

(c) Other reductions, changes, and additions to the scope of Services in any Statement of Work beyond those allowed as provided in Section 12.2 of the Agreement shall be made pursuant to the Services Revision Process provided in Section 2.5 of this Schedule A.

2.3 Nielsen Review and Acceptance of Proposed Statements of Work

(a) Once submitted to Nielsen, a proposed Statement of Work shall constitute an offer by TCS to implement the Services described therein on the terms provided therein, and shall be irrevocable. If no changes are made to the proposed Statement of Work it will become effective as a Statement of Work when accepted and executed by Nielsen.

(b) Nielsen shall review and may provide TCS with comments regarding a proposed Statement of Work. If and as necessary, the Parties will meet to review, discuss and agree on any amendments to the proposed Statement of Work. Such amended proposed Statement of Work will become effective when signed by both Parties and TCS shall begin to provide the Services under such Statement of Work only upon the execution and delivery by both Parties of such Statement of Work.

(c) Once accepted by Nielsen or executed by the Parties, the Statement of Work shall be attached to and incorporate by reference the terms and conditions of the Agreement.

2.4 Statement of Work Service Levels

As provided in Section 8.1 of the Agreement, each Statement of Work may include Critical Service Levels applicable to certain specified Services under the Statement of Work in addition to those specified in Schedule B (Service Levels). The general terms relating to such Critical Service Levels are included in Section 8 of the Agreement and Schedule B.

2.5 Changes to Statements of Work and the Services Revision Process

(a) Any change to a Statement of Work shall be made pursuant to the Services Revision Process provided below and in coordination with the Change Control Procedure provided in Section 12.2 of the Agreement.

(b) The “Services Revision Process” shall be the process by which the Parties shall amend a Statement of Work, including increasing or decreasing the amount of work thereunder, and re-pricing the Services to be provided under the Statement of Work. This process may be initiated by either Parties’ Project Manager or their designees in the manner described below:

(i) The requester of the amendment shall document in detail the amendment(s) sought and the reason for the change. The requester shall use the Project Change Request (“PCR”) form to request the amendment. The PCR form is attached to this Schedule A as Exhibit A-4. If the request is made by TCS, Nielsen must approve the request prior to TCS’ undertaking the analysis provided for in Section 2.5(b)(ii);

(ii) Following receipt of the PCR, TCS shall promptly conduct the required analysis of the PCR and report to Nielsen in writing the following:

(A) The amount of effort required to accommodate the changes (including addition or reduction of TCS Resources);

(B) The modification(s), to the relevant Project Plan(s) needed to accommodate such amendment (if any), and the reasons for such modifications;

(C) The impact of such amendment on the relevant Charges (assuming that the pricing for such Project does not already accommodate such amendment); and

(D) Any other relevant information;

(iii) Nielsen will review the PCR response and if necessary, discuss the same with TCS. Nielsen shall notify TCS of the PCR-related changes it accepts, and TCS shall prepare and submit to Nielsen an amendment to the Statement of Work (the “Statement of Work Amendment”) substantially similar in form to the Statement of Work setting out such changes to the existing Statement of Work for the Project. If no changes are made to the proposed Statement of Work Amendment it will become effective when executed by Nielsen;

(iv) Nielsen may provide TCS with comments regarding the proposed Statement of Work Amendment, and TCS shall respond to such comments, if any, including by revising the Statement of Work Amendment as appropriate and resubmitting it to Nielsen. The proposed Statement of Work Amendment (as so revised) shall become effective when executed by Nielsen; and

(v) As provided in Section 3.5(c) of the Agreement, Nielsen shall have the sole right to accept or reject any proposal for changes to a Statement of Work made by TCS and TCS’ failure to agree to an amendment to an SOW shall be subject to Sections 17.2 and 26.3(i) of the Agreement.

(c) TCS shall establish an expedited process by which time-sensitive (urgent) changes to Statements of Work that may not be sufficiently accommodated in the forgoing process may be approved and implemented.

2.6 Other Adjustments to Statements of Work

(a) Acceptable Alterations to Statements of Work by TCS. TCS’ obligation to follow the Project Plan specified in a Statement of Work and meet all of the Milestones specified therein may be adjusted only: (a) due to a Nielsen delay described in Section 2.6(b) of this Schedule A; or (b) as provided in Section 4.3 of the Agreement.

(b) Delay by Nielsen – Extension of Milestone Dates or Project Completion Date.

(i) If TCS is reasonably of the view that Nielsen has, other than for reasons of a Force Majeure Event (as described in Section 16.2 of the Agreement) or default by TCS of its obligations under the Agreement, failed to perform an activity identified in the Statement of Work by the applicable date specified in the Statement of Work, and that such failure may significantly hinder or delay TCS’ performance in accordance with the Statement of Work, TCS shall notify the Nielsen Project Manager in writing of the following:

(A) which Deliverable (or subpart thereof) that TCS may not be able to completed in accordance with the applicable Milestone due to Nielsen’s failure to complete its assigned activity;

(B) the nature of the activity that Nielsen has not completed; and

(C) the date from which Nielsen’s failure to complete its tasks will have a material effect on TCS’ ability complete and deliver all or any subpart of the affected Deliverable.

(ii) The Parties will promptly meet and attempt to agree on whether and to what extent Nielsen has failed to perform such activity, the steps necessary for Nielsen to complete the activity and the date by which Nielsen must complete the activity before the Statement of Work or any Milestones thereunder will be significantly impacted. If Nielsen does not, in TCS’ reasonable view, complete the activity on or before the agreed date, then TCS will give Nielsen notice of such view and the Parties will agree on whether the activity is not complete, the steps necessary to complete the activity, an estimate of when Nielsen will complete the activity, the impact, if any, of such delay on the Statement of Work, and an appropriate adjustment to the Statement of Work (including to any Milestones thereunder) to take account of the impact of the delay activity.

(iii) If the Parties cannot agree on: (i) whether or to what extent Nielsen has not completed an activity, (ii) the steps necessary to complete the activity, (iii) the date for the completion of the activity, (iv) the impact, if any, of the delay in completion of the activity on the Statement of Work, or (v) the adjustments which are appropriate to account for the delay in completion of such activity, then the issue shall be treated as a dispute pursuant to Section 25 of the Agreement.

(c) Delay by TCS – Acceleration. At all times during the course of performing Services for Nielsen, TCS shall promptly notify Nielsen upon becoming aware of any circumstances that may reasonably be expected to jeopardize the timely and successful completion of any Deliverables or tasks on the scheduled due dates provided in the latest Nielsen-approved delivery schedule and, in such event, shall inform Nielsen of the projected actual delivery date. If, other than because of a reason specified in Section 2.6(b) of this Schedule A, TCS fails to provide a Deliverable by the relevant Milestone (as such Milestone may be adjusted pursuant to Sections 2.5 or 2.6 of this Schedule A), TCS will accelerate work under the Statement of Work at no additional charge to Nielsen (including through the provision of additional Resources if necessary) in order to ensure the completion of such delayed Deliverable and to avoid any consequential impact to the timing of any other Deliverables or Milestones, whether or not any such other Deliverable or Milestone is dependent on the delayed Deliverable.

Section 3.	DELIVERABLES

3.1 Acceptance and Testing

(a) Provision of Deliverables.

(i) TCS shall provide to Nielsen, and Nielsen shall acquire from TCS, the software, Documentation, goods, services, materials or other agreed upon Deliverables specified in the applicable Statement of Work.

(ii) TCS shall deliver each Deliverable in accordance with the delivery date, if any, specified for such Deliverable (each a “Milestone” and collectively, the “Milestones”) in the applicable Statement of Work.

(b) Acceptance Criteria.

(i) Unless otherwise specified in the applicable Statement of Work, each Deliverable shall be subject to testing, review and acceptance by Nielsen, as provided in this Section 3.1, to verify that the Deliverable satisfies the applicable Acceptance Criteria for each such Deliverable. The Acceptance Criteria so established shall, to the maximum extent practicable, require the demonstration of results that are objective, measurable and repeatable. Nielsen reserves the right at any time to suggest modifications to the Acceptance Criteria, which will not be unreasonably rejected by TCS.

(ii) As part of the design specifications for each Deliverable, TCS will propose Acceptance Criteria and an acceptance testing methodology (“Acceptance Testing”) designed to test all possible interactions with the Deliverable to determine if the Deliverable (i) has been fully and properly installed, (ii) operates in conformity with the applicable Documentation, (iii) performs in accordance with the Acceptance Criteria, and (iv) complies with specified performance levels and Service Levels.

(iii) Except for Statements of Work under which the Parties agree do not require any Acceptance Criteria, the Acceptance Criteria shall be included in the applicable Statement of Work. To the extent that TCS is unable to develop Acceptance Criteria at the time the proposed Statement of Work is drafted, the Acceptance Criteria shall be developed and agreed to in writing by Nielsen and TCS before TCS commences work for such Deliverable, but in no event later than a reasonable period prior to the initial Milestone for such Deliverable.

(c) Acceptance Testing. Except as otherwise specified by Nielsen, Nielsen shall conduct the Acceptance Testing of Deliverables with the participation and cooperation of TCS at no additional cost to Nielsen. If Nielsen requests that TCS conduct such Acceptance Testing, TCS shall conduct such Acceptance Testing only after providing Nielsen with reasonable advance notice and the opportunity to observe or participate in such Acceptance Testing. TCS shall promptly provide Nielsen with any documentation or other record of the results of such Acceptance Testing in a format that permits Nielsen to assess compliance with the Acceptance Criteria. In conducting Acceptance Testing, TCS will use testing tools as requested by Nielsen.

(d) Acceptance of Document Deliverables. In the case of components of a Deliverable consisting of print products or Documentation, Nielsen shall review the Deliverable to confirm that the Deliverable conforms with applicable Acceptance Criteria (if any) and Nielsen shall make any comments, objections or responses relating to such Deliverable prior to the expiration of the applicable review period (“Review Period”) for such Deliverable. If no Review Period has been specified in the applicable Statement of Work, Nielsen shall have thirty (30) days to provide such comments, objections or responses. If Nielsen fails to affirmatively accept or reject each such Deliverable and its subparts within the Review Period, then TCS shall promptly notify Nielsen of such failure and the need for Nielsen to complete its review as required. TCS shall, within ten (10) Business Days of receiving any comments, objections or responses from Nielsen with respect to a Deliverable, address each such comment, objection or response by modifying such Deliverable as appropriate and resubmitting such Deliverable to Nielsen for review in accordance with this Section 3.1. After expiration of the agreed Review Period Nielsen will be considered to have accepted the Deliverable if Nielsen does not provide TCS with any written notification of its objections with reasons after three (3) Business Days notice that a decision needs to be made.

(e) Acceptance Testing of Deliverables.

(i) Each Deliverable provided to Nielsen for acceptance shall be accompanied by an acceptance request that will require Nielsen to affirmatively accept or reject the Deliverable (and to the extent that a Deliverable is divided into discrete subparts, to accept or reject each subpart individually). Further, prior to delivering any Deliverable to Nielsen, TCS will first perform all required quality assurance activities, and System Testing as described in Section 3.1(e) of this Schedule A to verify that the Deliverable is complete and in conformance with its specifications, and TCS shall also provide Nielsen with all testing results and associated testing data. When delivering a Deliverable to Nielsen, TCS shall certify in writing to Nielsen that (1) it has performed such quality assurance activities; (2) it has performed all applicable testing (including System Testing); (3) it has corrected all material deficiencies discovered during such quality assurance activities and testing; (4) it has assured that all material deficiencies no longer exist and has re-tested for all similar defects; and (5) the Deliverable is in a suitable state of readiness for Nielsen’s review and approval. After expiration of the agreed Review Period Nielsen will be considered to have accepted the Deliverable if Nielsen does not provide TCS with any written notification of its objections with reasons after three (3) Business Days notice that a decision needs to be made. In discharging its obligations under this Section 3.1(e)(i), TCS shall at all times implement quality assurance processes and procedures conforming to the best practices of the IT and BPO industries.

(ii) TCS will be responsible for System Testing each Deliverable in TCS’ development environment prior to turning over the Deliverable to Nielsen for User Acceptance Testing and approval and will provide Nielsen with all documented test results. TCS’ System Testing shall include the following, at a minimum, plus any other testing required by TCS’ system development methodology:

(A) TCS will be responsible for performing unit testing (“Unit Testing”) and incremental integration testing (“Integration Testing”) of the interoperability of the components of each Deliverable. As applicable, all code developed by TCS shall be accompanied by associated Unit Testing procedures, and such unit tests developed by TCS will be delivered to Nielsen concurrently with the target application code. The process of defect resolution within such Unit Testing procedures will include the testing procedures that exercise the fix and detect any regressions in the Deliverable;

(B) TCS’ testing of the entire system or application (“System Testing”) will also include Integration Testing of each Deliverable to ensure proper inter-operation with all prior Deliverables, interfaces and other components that are intended to inter-operate with such Deliverable, and will include regression testing (“Regression Testing”), volume and stress testing to ensure that the Deliverables are able to meet Nielsen’s projected growth in the number and size of transactions to be processed by the application and number of users, as such projections are provided in the applicable Statement of Work;

(C) TCS’ System Testing will also include Business Function Testing and Technical Testing of each application in a simulated production environment with TCS being responsible for building any necessary external interface emulators to accomplish such testing in a simulated production environment. “Business Function Testing” will include testing of full work streams that flow through the application as the application will be incorporated within Nielsen’s computing environment. “Technical Testing” will also include scale tests and failure handling tests. Nielsen shall participate in and provide support for the Business Function Testing and Technical Testing to the extent reasonably requested by TCS. Within ten (10) days prior to the commencement of Business Function Testing or Technical Testing pursuant to this Section 3.1(e)(ii), TCS shall provide Nielsen for Nielsen’s review and written approval TCS’ test plan for such Business Function Testing or Technical Testing; and

(D) Within five (5) Business Days following the completion of System Testing pursuant to this Section 3.1(e)(ii), TCS shall provide to Nielsen a testing matrix establishing that testing for each condition identified in the System Testing plans has been conducted and successfully concluded. To the extent that testing occurs on Nielsen’s premises, Nielsen shall be entitled to observe or otherwise participate in testing under this Section 3.1(e)(ii) as Nielsen may elect.

(iii) Prior to commencement of its review or testing of a Deliverable, Nielsen may inspect the Deliverable to confirm that all components of the Deliverable (e.g., software, associated documentation, and other materials) have been delivered. If Nielsen determines that the Deliverable is incomplete, Nielsen may refuse delivery of the Deliverable without performing any further inspection or testing of the Deliverable.

(iv) The Nielsen Project Manager, or his or her designee, shall accept or reject Deliverables in accordance with this Section 3.1(e). The Review Period for a Deliverable shall commence upon the later of the date upon which: (i) such Deliverable is delivered to Nielsen and certified by TCS as being “ready for Acceptance Testing” (for Deliverables for which Nielsen will conduct Acceptance Testing); (ii) such Deliverable has successfully performed its standard installation tests (if any such tests are described in the Statement of Work); or (iii) such Deliverable is delivered to Nielsen along with the records and certifications of Acceptance Testing conducted by TCS (for Deliverables for which TCS will conduct Acceptance Testing). Notwithstanding anything to the contrary in this Section 3.1(e), TCS understands and agrees that Nielsen’s Review Period will not commence until a Deliverable or application is successfully deployed in Nielsen’s testing environment. Notwithstanding anything to the contrary, if Nielsen defers installation or testing without any fault of TCS after TCS has delivered the Deliverable, the Review Period shall be treated as having commenced on the date of delivery by TCS of the applicable Deliverable.

(v) Nielsen’s user acceptance testing (“User Acceptance Testing” or “UAT”) will consist of executing test scripts from the proposed testing submitted by TCS, but may also include any additional testing deemed appropriate by Nielsen. If Nielsen determines during the User Acceptance Testing that the Deliverable contains any deficiencies, Nielsen will notify TCS of the deficiency by making an entry in an incident reporting system available to both TCS and Nielsen. TCS will promptly modify the Deliverable to correct the reported deficiencies, conduct appropriate System Testing (including, where applicable, Regression Testing) to confirm the proper correction of the deficiencies and re-deliver the corrected version (including new test cases) to Nielsen for re-testing in User Acceptance Testing. TCS will coordinate the re-delivery of corrected versions of Deliverables with Nielsen so as not to disrupt the Nielsen User Acceptance Testing process. Nielsen will promptly re-test the corrected version of the Deliverable after receiving it from TCS. Nielsen shall complete its User Acceptance Testing on each Deliverable within the applicable Review Period; provided, however, if the applicable Review Period expires without Nielsen taking action as required by this Section 3.1(e)(v), then acceptance will not be deemed to occur and Nielsen shall be able to reserve its right to reject a Deliverable following the expiration of such applicable Review Period. In such an event, TCS shall promptly notify Nielsen of such failure and the need for Nielsen to complete its review as required. Prior to the expiration of the applicable Review Period for such Deliverable, Nielsen shall deliver to TCS either (1) Nielsen’s written acceptance of the entire Deliverable; (2) Nielsen’s notification of rejection of the entire Deliverable (with an appropriately detailed explanation of the Deliverable’s failure to meet the Acceptance Criteria); or (3) Nielsen’s written acceptance or notification of rejection of the subparts of the Deliverable, indicating required corrections for the rejected subparts, if such corrections are known to Nielsen. After expiration of the agreed Review Period Nielsen will be considered to have accepted the Deliverable if Nielsen does not provide TCS with any written notification of its objections with reasons after three (3) Business Days notice that a decision needs to be made.

(vi) Approval in writing of a Deliverable by Nielsen shall not preclude Nielsen from later identifying deficiencies in, and declining to accept, a subsequent Deliverable based on or which incorporates or inter-operates with an approved Deliverable so long as any applicable warranty period has not expired with respect to such subsequent Deliverable, to the extent that the results of subsequent review or testing indicate the existence of deficiencies in the subsequent or approved Deliverable, or if the application of which the subsequent Deliverable is a component otherwise fails to be accepted pursuant to this Section 3.1(e).

(f) Rejection of Deliverables. Acceptance will be facilitated by ongoing consultation between the Parties, visibility of interim and intermediate Deliverables and collaboration on key decisions. Nielsen, at any time and in its own discretion, may halt the User Acceptance Testing or approval process if such process reveals deficiencies in or problems with a Deliverable in a sufficient quantity or of a sufficient severity as to make the continuation of such process unproductive or unworkable. In such case, Nielsen may return the applicable Deliverable to TCS for correction and re-delivery prior to resuming the review or User Acceptance Testing process and, in that event, TCS will correct the deficiencies in such Deliverable in accordance with this Section 3.1(f). If Nielsen rejects the entire Deliverable or any of its subparts because of deficiencies or errors within the control of TCS or reasonably related to TCS’ performance of the Services, then TCS shall timely remedy the entire Deliverable or the rejected subparts and return it (including any documentation or other records of the results of additional Acceptance Testing, if applicable) to Nielsen for its review in accordance with this Section 3.1(f). If and to the extent any unacceptable portions or deficiencies remain, the procedure described in this Section 3.1(f) shall be repeated as necessary until such Deliverable and its subparts, as applicable, meet the applicable Acceptance Criteria; provided, however, that after a period of thirty (30) days from TCS’ receipt of Nielsen’s rejection of the Deliverable (or any subpart thereof) or two (2) attempts by TCS to correct a particular non-conformity in a Documentation or Deliverable in accordance with this Section, Nielsen shall be entitled to:

(i) Extend the period of time for TCS to correct the Deliverable;

(ii) After reasonable consultation with TCS, direct TCS to use a third party to make the necessary corrections, at TCS’ sole cost and expense;

(iii) After reasonable consultation with TCS, directly or by use of a third party make the necessary corrections to the Deliverable and charge to TCS an amount equal to the costs incurred by Nielsen in making such corrections (and TCS will, at no additional charge to Nielsen, provide all necessary cooperation and assistance with Nielsen or any third party contractor engaged by Nielsen to make such corrections), in which case any amounts spent by Nielsen either internally or to a third party shall be credited to the Minimum Commitment Amount;

(iv) After reasonable consultation with TCS, accept the Deliverable in its non-conforming condition and reduce TCS’ Charges by an amount which Nielsen, in its reasonable judgment, determines reflects the reduced value of the Project; or

(v) If Nielsen decides not to exercise its options under subsections (i) and (iv) above, and determines that its options under subsections (ii) and (iii) above are impracticable, Nielsen may terminate the applicable Statement of Work for cause, in whole or in part, as of a date specified in the notice of termination, in accordance with Section 26 of the Agreement, except that Nielsen shall have no obligation to provide TCS with an opportunity to cure pursuant to such Section 26.

3.2 Final Acceptance

“Final Acceptance” of a project or system shall be considered to occur when each Deliverable to be delivered during the project or as part of the system has been approved by Nielsen in accordance with Section 3.1 of this Schedule A. After expiration of the agreed Review Period Nielsen will be considered to have accepted the Deliverable if Nielsen does not provide TCS with any written notification of its objections with reasons after three (3) Business Days notice that a decision needs to be made. If Nielsen, for any reason, decides to delay moving into production all Deliverables produced during the project or as part of the system, then any applicable warranty period shall commence thirty (30) days after delivery of the applicable Deliverable or system. During the warranty period, if any, TCS will ensure that it is able to seek and receive the assistance of any TCS Resource that provided Services with respect to the deliverables or system under warranty, so long as such TCS Resource remains employed by TCS as a bona fide employee or independent contractor. Where applicable, final Deliverables provided to Nielsen shall include built-in testing capabilities. Notwithstanding anything to the contrary in this Schedule A, TCS understands and agrees that the acceptance testing process is not complete until the particular Deliverable or application is correctly installed, deployed and operating in both Nielsen’s testing and production environments.

3.3 Documentation; Delivery of Code

(a) The technical Documentation will be written by TCS (with appropriate assistance from Nielsen) and provided to Nielsen in a form understandable by and in all material respects sufficient for reasonable IT personnel to maintain and support the Software and applications provided by TCS. Such technical Documentation shall include, with respect to ADM, all necessary instructions and documentation for the operation and maintenance of the Software and applications in a production environment, including documentation related to job scheduling, back-up and recovery, restart procedures, print routines, and the like.

(b) The User Documentation (including training materials) will be written by TCS and will accurately describe, in all material respects and in terms understandable by a typical User, the functions and features of the Software and the procedures for exercising such functions and features.

(c) As directed by Nielsen, TCS will either submit to Nielsen (or provide Nielsen with access via a knowledge management portal): (i) the most current version of all code (including fully commented source code) with automatic build procedures suitable for test and production system deployment, which is developed or otherwise acquired by TCS in the performance of the Services; and (ii) the current drafts of all Documentation. The code that is delivered to Nielsen on such basis shall be sufficient to enable Nielsen build and test iterations or finished components of the application in Nielsen’s designated configuration management tool (including Microsoft SourceSafe, Code Saver and PVCS). TCS acknowledges that the primary objective of such delivery of code is for Nielsen to verify the proper incremental operation of the application throughout the course of the Term. The TCS Project Manager shall be responsible for coordinating the delivery and review by Nielsen of all code and Documentation updates.

Section 4.	PROJECT MANAGEMENT SERVICES

4.1 Overview

As more fully described herein, TCS will provide project management Services, including for Assigned Agreements. The actual processes and procedures for conducting these activities will be revised or developed, as applicable, during the Transition period as specified in the applicable SOW and Transition Plan. TCS shall perform the project management Services in accordance with this Schedule A and the Agreement and relevant Schedules attached thereto.

4.2 Services Development, Maintenance and Enhancement

(a) Services Planning

(i) In order to efficiently manage the TCS Resources, the TCS Global Relationship Manager in coordination with the Nielsen Global Relationship Manager shall develop and update on a monthly basis, a rolling twelve (12) month program plan, planning all work to be performed under the Agreement. The TCS Global Relationship Manager will assist the Nielsen Global Relationship Manager in the management of work prioritization, communications, status, service objectives (including adherence to delivery schedules and costs) and risk strategies.

(b) As of the SOW Effective Date, the TCS Global Relationship Manager will be responsible for balancing all assigned TCS resources involved in the provision of the Services in order to deliver on all approved work and optimize the deployment of TCS Resources.

(c) Services Tracking Reporting.

(i) Each TCS Project Manager shall be responsible for the day-to-day delivery of the Services under the applicable SOW, including work requests, support, TCS staffing, budgets, work plans, and raising and managing issues and risks.

(ii) Each TCS Project Manager or his or her delegates shall perform tracking and reporting tasks under the applicable SOW as specified by Nielsen including:

(A) Tracking and reporting to Nielsen on a monthly basis or such other frequency as agreed to in a particular SOW actual and forecasted utilization (in terms of both man-hours and charges) of all resources and reporting such information to Nielsen;

(B) Tracking and reporting to Nielsen on a monthly basis or such other frequency as agreed to in a particular SOW the status of all Projects, including hours expended against plan and percent completed against plan;

(C) Resolving deviations from Milestones or schedules with the Nielsen Project Manager;

(D) Preparing and maintaining issues logs;

(E) Conducting regularly scheduled Services status meetings with TCS Resources at the Global Delivery Centers and Other Service Locations, as applicable;

(F) Communicating with TCS Resources located at the Global Delivery Centers or Other Service Locations daily or as needed via the phone, email, Internet and meetings; and

(G) Reviewing Services progress and performance with the Nielsen Project Manager on a regularly scheduled basis.

(d) Quality Assurance. As of the Agreement Effective Date, the TCS Global Relationship Manager shall be responsible for the successful delivery of the Services, including the review of all Deliverables for quality, completeness and adherence to Nielsen requirements, Statement of Work specifications, Service Levels and provisions of the Agreement.

(e) Code and Documentation. As of the Agreement Effective Date TCS shall assume responsibility for managing and maintaining existing Documentation, including performing any preliminary work reasonably necessary to permit TCS to effectively and efficiently use such Documentation in providing the Services. Prior to deployment of any correction or Deliverable, TCS shall update existing or create new Documentation to reflect such correction, as necessary. TCS shall also provide any required training at no additional cost to TCS and Nielsen staff with regard to such corrections.

Section 5.	APPLICATION DEVELOPMENT/ENGINEERING DEVELOPMENT SERVICES AND APPLICATION DEVELOPMENT/ENGINEERING MAINTENANCE AND ENHANCEMENT SERVICES AND RING FENCE SERVICES

5.1 Overview of Application Development/Engineering Development Services and Application Development/Engineering Maintenance and Enhancement Services and Ring Fence Services (“Application Development and Engineering Services”)

(a) Application Development and Engineering Services, including:

(i) IT Program Management for Initiatives of All Sizes;

(ii) Application Development Project Services;

(iii) Application Portfolio Enhancement, Maintenance and Support Services;

(b) IT Consulting, including:

(i) Technology Architecture and Design (including Service Oriented Architectures (SOA) and other architecture frameworks);

(ii) IT Systems Performance Engineering and Tuning;

(iii) Database Administration (including, Master Data Management (MDM), data strategy and logical database design);

(iv) Systems Engineering;

(v) Technology Setup and Strategy (Abstraction, Structuring, Standardization for Globalization, Automation);

(vi) IT Testing Processes;

(vii) IT Tools Selection;

(viii) IT Governance and Strategy;

(ix) Application and Technology Re-engineering;

(x) IT Security;

(xi) Knowledge Management Systems;

(xii) Software Quality Assurance;

(c) Engineering Services, including:

(i) Product Research, Development, Enhancements, Maintenance & Support Services;

(ii) Product Engineering;

(iii) Mobile Solutions Engineering;

(iv) Strategic Business Consulting (excluding any project requiring significant high end business consulting that is materially outside the scope of Services); and

(v) Business Process Improvement.

5.2 TCS Responsibilities for Application Development and Engineering Services

TCS responsibilities for Application Development and Engineering Services may include the following:

(a) Propose for Nielsen’s review and approval the best technical solution and options for each Project in light of the then-current Nielsen information systems architecture, as provided to TCS by Nielsen;

(b) Develop each Project in accordance with Nielsen’s requirements, technical specifications and the Project Plan, and regularly (as requested by Nielsen) test the Project against such requirements;

(c) Comply with the Nielsen information security policies, including those polices provided in Schedule G (Nielsen Policies);

(d) Comply with Nielsen’s Technology Change Calendar, Change Advisory Boards and Release policies.

(e) Notify Nielsen in writing and with reasonable specificity as soon as reasonably possible of any adverse effects TCS is, or should reasonably be, aware of that the Project (including any Deliverables thereunder) may have on Nielsen; Promptly correct any errors or inaccuracies in Documentation, Nielsen Data or reports during any warranty period upon becoming reasonably aware of such errors or inaccuracies. Unless an error is the direct result of factors beyond TCS’ reasonable control, such corrections shall be provided at no charge to Nielsen. Corrections and reruns shall be reported in daily, weekly and monthly reports defined by Nielsen and produced by TCS.

(f) Provide or assist in providing, where applicable, development and test environments as required to perform all Services, including the design, creation and maintenance of test environments that accurately simulate Nielsen’s production environment as required. Subject to Nielsen providing required test cases and test data, TCS shall design and maintain the development and test environments so that development and test activities will not adversely affect the production environment. TCS shall expand capacity if production requirements constrain the ability to adequately develop and test. TCS understands that Nielsen will define the third party hardware/software stack and that Nielsen must approve in advance any deviations from the stack as designated by Nielsen

(g) Update and bring into compliance with the requirements of TCS’ methodologies the Documentation for systems existing as of the Agreement Effective Date as designated by Nielsen;

(h) Support regulatory reviews, audits, compliance assessments, and related data gathering in a responsive time frame;

(i) Monitor applications through appropriate tools selected by Nielsen to ensure efficient performance in accordance with applicable specifications and Service Levels as needed; Set-up, monitor and report from performance labs and benchmark activities results in conjunction with other Nielsen systems as agreed between the parties;

(j) Continue to develop, for Nielsen’s approval, and maintain procedures to support business continuity and disaster recovery plans as directed by Nielsen from time to time, including participation in disaster recovery training and testing at the TCS and Nielsen facilities;

(k) Act as a resource with knowledge and information regarding the applications as required by Nielsen. This includes providing information concerning system functionality, architecture, data and other aspects of the applications and associated tools and methodologies, providing assistance with interfaces to other IT systems, file testing, designing appropriate test environments, performing system demonstrations, and maintaining system documentation;

(l) Design, develop, provide and maintain training, documentation and release materials for Nielsen in English relating to the applications, as required by Nielsen and agreed by TCS, whose agreement not to be unreasonably withheld;

(m) On an as needed basis, provide training to:

(i) Nielsen personnel who will be involved in assisting TCS with implementing or performing Applications Development Services; and

(ii) Designated Nielsen Users who will receive “train-the-trainer” training (and training materials) sufficient to enable Nielsen to provide training to its other Users. TCS shall provide such additional training as may be requested by Nielsen in an individual Statement of Work in accordance with the procedures set out in Section 2 of this Schedule A;

(n) Assist in analyzing Nielsen’s user requirements as required by Nielsen and developing user test plans to test maintenance, development and enhancement work and delivering, where possible, all documented test results;

(o) Cooperation with Third Parties; Additional Assistance

TCS is responsible for ensuring that applications become and remain operational in Nielsen’s production environment notwithstanding the failure of TCS’ architecture or other hardware, systems or software failure to meet their specifications in the event that problems with hardware, systems or software not within the scope of TCS’ work under this Agreement (e.g., network connectivity, hardware failure, operating system errors or other problems with third party components including third party portals and tools). Upon Nielsen’s request, TCS shall work with third parties to resolve such problems and minimize the effect of such problems. In the event of a critical problem, at Nielsen’s request, TCS shall provide Nielsen with all reasonable assistance to correct and avoid the effects of such problem. TCS will provide such assistance at no additional charge to Nielsen; provided that to do so TCS does not incur a material increase in its costs to provide the Services. To the extent that TCS does incur an increase in its costs, the Parties shall mutually determine any change to TCS’ Charges.

5.3 Application Development/Engineering Development Services

(a) Definition of Application Development/Engineering Development Services:

(i) For any Statement of Work that includes Application Development/Engineering Development Services, TCS will provide the Services specified in the applicable Statement of Work and this Section 5.3 and the Charges for such Services will be at the Rates provided in Table C-2B of Schedule C.

(ii) Application Development/Engineering Development Services may include the following:

(A) Design, development and deployment of strategic technology platforms which establish the technology foundation for the delivery of the next generation of solutions;

(B) Design, development and deployment of technology supporting Nielsen business initiatives to create new customer products and services;

(C) Assist in evaluation, procurement, installation and implementation of Third Party Software, and, subject to the restrictions of any licenses with respect to such Third Party Software (which such restrictions TCS shall have the responsibility of assessing), making changes necessary for compatibility purposes and to accommodate the unique requirements of Nielsen;

5.4 Application Development/Engineering Maintenance and Enhancement Services

(a) Definition of Application Development/Engineering Maintenance and Enhancement Services:

(i) For any Statement of Work pursuant to this Agreement that includes Application Development/Engineering Maintenance and Enhancement Services, TCS will provide the Services specified in the applicable Statement of Work, and this Section 5.4 and the Charges for such Services will be at the Maintenance and Enhancement Rate provided in Table C-2B of Schedule C.

(ii) Application Development/ Engineering Maintenance and Enhancement Services may include the following (“Application Development/ Engineering Maintenance and Enhancement Services”):

(A) Maintenance changes;

(B) Enhancement changes, which include major and minor development for or with systems already in production;

(C) Preventative and corrective maintenance;

(D) Production support;

(E) Other services needed to maintain, support, modify, delete or add to existing applications;

(b) Offshore Leverage for Maintenance and Enhancements Services

The Offshore Leverage for Maintenance and Enhancement Services shall be as described in Note 9 of Table C- of Schedule C.

(c) TCS responsibilities:

(i) Corrective Maintenance – Error Reporting.

(A) If TCS becomes aware of any problem with the Services through any means which TCS reasonably believes will impact the delivery of the Services, TCS shall promptly notify Nielsen of such problem and work with Nielsen to correct it. Nielsen shall report any errors, defects or problems with the application to TCS, including the priority, as reasonably determined by Nielsen according to the problem resolution levels provided in the applicable SOW (“Problem Resolution”). TCS to follow the High Availability Team (“HAT”) process as defined by Nielsen on being made aware of an incident.

(B) TCS will maintain an error and maintenance log containing problem tickets from Nielsen Users. TCS and Nielsen will mutually agree to the format of the log but if the Parties cannot agree on the format or tool for such log then TCS shall integrate its logging practices into Nielsen’s then-current format. The log will be the basis for the assignment and prioritization of problem reports.

(ii) Error Correction.

(A) At Nielsen’s direction, TCS shall promptly correct any errors, defects and problems relating to the TCS Maintained Applications, including repairing application code defects, performing catalog repairs, data fixes, root cause analysis, maintaining the application environment, responding to off-shift support calls, supporting storm restoration activities and interfacing with Nielsen and third party vendors as appropriate. TCS shall assign and advise Nielsen of the primary and back up owners of each application by name that will promptly commence efforts to develop and perform a workaround or correction within the problem resolution timeframe provided in the applicable SOW and in accordance with the applicable Service Levels so that the correction to the TCS Maintained Application is complete and:

(1) Conforms to Nielsen’s documented business requirements;

(2) Operates in accordance with its Documentation and specifications as well as applicable performance standards to the extent such operation is within the reasonable control of TCS; and

(3) Does not have an adverse effect on the operation of other Hardware, tools or applications within or related to the TCS Maintained Applications.

(iii) Problem Resolution.

(iv) If TCS fails to correct any error, defect or problem within the appropriate problem resolution time period specified in the applicable SOW, TCS shall notify the appropriate Nielsen Project Manager or their designee.

(v) Escalation.

(A) TCS shall develop and present for Nielsen’s approval a plan that includes support coverage (including 24X7 as needed), an appropriate escalation path and a designated single point of contacts. The plan should incorporate representation on High Availability Team (“HAT”) calls and other problem management processes as identified by Nielsen

(B) For any incidents relating to the Services, TCS shall ensure the incidents will be classified in accordance with Nielsen’s severity definitions. TCS application leader will attend all HAT calls until the incident is successfully resolved to Nielsen’s satisfaction. For each individual Severity One and Severity Two errors that are released to clients (“Quality Escape”), TCS will provide an improvement plan to remediate the problem.

(vi) Maintenance Changes

TCS will maintain current release control, install and maintain maintenance changes to the applications, TCS developed tools and any interfaces to any systems and applications specific to the applications or TCS developed tools, including coordinating the scheduling and implementation of such maintenance changes. TCS will track changes to the applications, participate in control change review meetings with Nielsen and perform technical reviews of any proposed changes as requested by Nielsen.

(vii) Production Support

TCS shall report on any errors, defects or problems, including performing daily batch checks.

(viii) Preventative Maintenance

(A) In coordination with Nielsen, TCS shall identify and perform preventive and remedial maintenance for the in-scope applications such that the operation of the in-scope applications meets all applicable performance standards to the extent such operation is within the reasonable control of TCS. This responsibility includes application tuning, code restructuring, and as directed by Nielsen patch management activities that keep current the database, operating system, third party software and hardware and other efforts undertaken to improve the efficiency and reliability of the in-scope applications and to minimize on-going maintenance requirements.

(B) In the event that during TCS’ performance of preventative and remedial maintenance Services, TCS identifies more than one (1) commercially reasonable method for resolving a problem, TCS shall promptly inform the Nielsen Project Manager of the various solutions, the amount of time required to implement each possible solution, and the benefits of each, including identifying the solution that in TCS’ reasonable opinion is most likely to result in the highest level of efficiency and reliability for the in-scope applications. Nielsen shall have the opportunity to select the solution to be implemented by TCS at Nielsen’s exclusive cost, and TCS shall inform Nielsen of the consequences of, including any potential risks (including potential Service Level Defaults) associated with, the solution selected by Nielsen.

(d) Transition Plan.

(i) With respect to each Transition, TCS will provide a Transition Plan as part of the Statement of Work (with appropriate contingency plans) describing the tasks, methods, procedures and timing of the steps TCS will take to transition the TCS Maintained Application pursuant to a Statement of Work from Nielsen to TCS and avoid interruptions and degradations of the Services during the transition. Each Transition Plan will describe the overall transition and implementation process, including: (a) TCS’ overall approach; (b) major activities and schedules for the Transition; and (c) TCS’ description of the Transition of each relevant in-scope function. Each Transition Plan must be approved by Nielsen.

(ii) As part of the Transition Plan, TCS will identify tasks in the Transition that TCS proposes to be the responsibility of Nielsen and any anticipated disruption such Transition tasks will have on the normal work environment by class of service, including the estimated time required of Nielsen personnel during the Transition.

(e) Transition Project Team

With respect to each Transition, TCS will identify the project team who will perform the Transition. TCS’ project team will have experience in performing transitions, be acquainted with the human resource issues related to transitions and be well versed in transition procedures. TCS will, as part of the Transition Plan, identify the transition project team by name, provide a profile of each team member’s qualifications and experience and indicate the period of time such Resource will be dedicated to the Nielsen account.

5.5 Ring Fence Services

For any Fixed Price Ring Fence Services Statement of Work pursuant to this Agreement for which TCS will provide the Services specified in the applicable Statement of Work, this Section 5.4 and the Charges for such Services will be determined in accordance with Table C.2A of Schedule C. Resourcing for enhancements not included in the fixed fee will be requested periodically by Nielsen through the SOW process and billed at the Application Development/Engineering Maintenance and Enhancement Rate. “Ring fence Services” are the maintenance and support of applications with the ultimate goal of sunsetting and retiring such applications. It is the parties intent that Nielsen transfers its maintenance and support function for an identified set of applications to TCS for a fixed price.

(a) Service Levels

(i) TCS shall perform the Services in accordance with the Service Levels designated in the SOW and failure to meet applicable Service Levels in the SOW shall result in the following (subject to Section 8.7 of the Agreement): For the first Service Level Default, TCS will discuss with Nielsen and, if required by Nielsen, TCS will provide a “Get Well Plan” within two (2) weeks. Nielsen has one week to review and agree with TCS on a plan. For the second Service Level Default, Nielsen may require TCS to provide transparency into staffing levels and skill sets. For the third Service Level Default, Nielsen shall require TCS to make changes to the staffing volumes and skillset mix based on Nielsen’s recommendations and TCS is required to comply.

(ii) Nielsen and TCS may mutually agree to reward/recognition mechanism for cases where TCS may exceed established Service Levels.

(b) System Support

(i) Nielsen will periodically validate that TCS is providing an appropriate level of documentation and knowledgeable Resources to support the systems. If Nielsen determines in Nielsen’s sole discretion that TCS is either inadequately documenting the system or assigning knowledgeable Resources then, Nielsen and TCS will mutually agree to a corrective action plan.

(ii) If any work is required to bring a system into compliance in order to be properly supported, then subject to Nielsen’s approval, which shall not be unreasonably withheld, on a one (1) time basis, TCS shall perform the additional work to bring the system into compliance at Nielsen’s cost.

(c) Baseline Charges

(i) The in-scope applications will be “baselined” to determine the Service Levels and the number of Resources required to support the Applications. The Charges for the particular SOW shall be based on the baselining exercise and will be in a fixed price model using

Table C.2A in Schedule C. The baseline may include an amount of enhancement capacity which will be mutually agreed between TCS and Nielsen. For example, if there is a baseline resource count of ten (10) FTE’s with a historical split of ninety-five percent (95%) support, five percent (5%) enhancements, forty (40) hrs/week would be available capacity for enhancement work under the baseline. Nielsen will have the opportunity to pool enhancement hours within the month across applications. Whenever application(s) are added to the Services the application will be “baselined” in accordance with this Section.

(ii) It is the parties intent that Nielsen will help TCS achieve productivity achievements in performing the Ring fence Services. TCS shall provide quarterly productivity reports to Nielsen and the Parties will agree on productive targets on SOW basis.

(d) Reducing the Services

When an application is removed, eliminated or retired from the Services, the resource count will be reduced equal to the baseline for the application and charges will be reduced equal to the application baseline charges at the time the application was added to the Services. The reduction in charges shall be effective as of the following month. If an application is substantially reduced and TCS is able to support the application with significantly less resources or if an application is partially shut down, Nielsen and TCS will review the impact and mutually agree a credit to Nielsen for future months.

Section 6.	BUSINESS PROCESS OUTSOURCING (“BPO SERVICES”)

For any Statement of Work pursuant to this Agreement that includes Business Process Outsourcing Services (“BPO”), TCS will provide the Services specified in the applicable Statement of Work, this Section 6 and the Charges for such Services will be at the BPO Rates provided in Table C-2Bof Schedule C. For clarity, if the work is in GBS Ops or similar to work performed in GBS Ops (irrespective of whether such work is currently performed by Nielsen or TCS), then the BPO Rate applies, unless (a) the services are MSCi in which case the MSCi Rate shall apply; or (b) the work resides in Watch Operations – Ad Tagging (25 – 30 FTE) in which case the parties will mutually agree whether the BPO rate applies and if such rate is inapplicable the parties will set another rate. For those services moved into GBS Ops after September 30, 2012 (irrespective of whether such work is currently performed by Nielsen or TCS), the BPO Rate shall apply if such services are BPO services or are similar to work performed in GBS Ops, provided that if TCS believes such services are different then TCS shall notify Nielsen in writing within ninety (90) days and the parties shall meet within thirty (30) days following such notice to determine the appropriate rates for such new services.

6.1 General

(a) BPO Services shall include providing comprehensive oversight, implementation and administration Services as necessary to perform the following Services including:

(i) Global Operations, including:

(A) Coding including item coding, location coding, print coding, commercial code (TV & Radio & Internet), media outlet/channel coding; TV commercial coding; advertisement coding (electronic, digital and press); coupon coding, survey response coding. For clarification, the coding mentioned in this section refers to tasks related to the input of object (e.g., consumer product items, retail outlets, media channels, television lineups, commercials, product coupons) attributes that describe the specific object in more detail.

(B) Watch and Buy Data Input and Entry;

(C) Survey Data Input and Result Coding;

(D) Client and Internal Reporting Services, including:

(1) Ad Hoc Reporting;

(2) Syndicated Reporting

(3) Client Presentations (“Charting”);

(E) Data Validation Services;

(F) Message Scoring Services;

(G) Tabulation Services;

(1) Data Management – Job Scheduling and Database Specification, Database Maintenance and set up including customer database creation and maintenance based client instructions;

(H) Scoring Services;

(I) Client Service Support (voice/e-mail);

(ii) Finance & Accounting Operations and Reporting;

(iii) Human Resource Operations and Reporting;

(iv) Operational Analytics, including:

(A) Low Order and Operational Analytic Processing;

(B) Low Order and Operational Reporting; and

(v) High Level field collection coordination

(vi) Operations Consulting, including (provided such services were in scope as of the Effective Date and do not exceed one (1) percent of the overall BPO Services):

(A) Continuous Improvement Consulting;

(B) Six Sigma Project Assessment and Delivery;

(C) Operations Project Management;

(D) Operations Process Restructuring.

(vii) Nielsen Solution Center

Section 7.	CLIENT SERVICE KNOWLEDGE PROCESS OUTSOURCING (“CS-KPO”) SERVICES

7.1 General.

(a) For any Statement of Work pursuant to this Agreement that includes Client Service Knowledge Process Outsourcing (“CS KPO”) Service, TCS will provide the Services specified in the applicable Statement of Work, this Section 8 and the Charges for such Services will be at the CS KPO Rate provided in Table C-2B of Schedule C,

(b) As part of the CS KPO Services, TCS will work with representatives as designated by Nielsen to understand their Nielsen client business issues and derive an appropriate solution to address them. CS KPO Services is performing analytical work and providing business insights based on the understanding of the business needs and the required reports from Nielsen clients. The analytical work performed as part of the CS KPO shall include the following:

(i) Extracting data using “defined” tools. All the output expected from the extraction tools is produced (database files, tables, and graphics).

(ii) Collecting and creating data and inputting data into standard Deliverable templates or making necessary adjustments for a custom Deliverable. Integrated data is created. May include reviewing and logic checking primary data and survey input/outputs.

(c) Analyzing and delivering detailed information to clients to address key business issues through quantitative and qualitative research. Standard or custom formatted Deliverables are produced typically in Excel or Powerpoint. Deliverables may be adhoc and unique in nature.

(d) Building, refreshing and maintaining reports and presentations to the detailed specifications or brief provided by Nielsen. Deliverables are produced in accordance with the specifications provided by Nielsen. Reports are refreshed on schedule. Reports are maintained in accordance with the specifications provided.

(e) Quality Checking of end delivery to ensure delivered end product is to the highest standards, acceptable to both Nielsen and the Nielsen client and meets documented timeliness and rework standards. TCS is responsible to notify Nielsen that the end product is complete, accurate and may be released.

7.2 Designated Geographies

(a) As part of the Client Service KPO Services, TCS shall enable Nielsen to move English, French, German and Italian speaking services to TCS’ Global Delivery

Centers in Banglore and Budapest and TCS shall provide such Services specified in the applicable Statement of Work and this Section 7.2 for services for Nielsen business in locations such as North America (United States, Canada), Australia, New Zealand, and Western Europe (Austria, Belgium, Denmark, France, Germany, Ireland, Italy, Netherlands, Norway, Sweden, Switzerland, UK, International and Global Client Groups), collectively the “Designated Geographies”.

(b) The Client Service KPO Rate is limited to performance of the Services for the Designated Geographies from the TCS Global Delivery Centers in Bangalore (where only English and French languages are supported) or Budapest (where only German and Italian languages are supported), unless the parties otherwise mutually agree in writing. As provided in Section 6.2(c) of the Agreement, changes to Global Delivery Centers shall be approved by Nielsen.

7.3 Skill Level

*

7.4 Rates

(a) The process for determining whether to use the KPO Client Service Rate or BPO Rate shall be as follows:

(i) Nielsen shall propose a set of services to be performed by TCS. If the work is the same or substantially similar to existing BPO performed by TCS for Nielsen or meets the definition of BPO Services described in Section 6, then the BPO rate applies

7.5 Tools

At no additional charge to Nielsen, TCS will use ePMO, which includes any upgrades as well as transition to another tool developed by TCS delivering the similar functionality as ePMO. If Nielsen chooses to move to another non-TCS tool, Nielsen will provide the requisite non-TCS tool licenses to TCS at Nielsen’s cost. In the event of termination of the CS-KPO Statement(s) of Work or the Agreement, Nielsen may require TCS and TCS hereby agrees to provide Nielsen, at no additional cost, for a term not to exceed the Termination – Expiration Assistance Period, a worldwide, nonexclusive license to use ePMO solely for the CS-KPO business operations of Nielsen. Nielsen agrees that the ePMO tool will be provided to Nielsen by TCS on an as-is basis with no warranties and TCS will not be obligated to provide any enhancement, upgrade or other services relative to the ePMO product during such period.

7.6 Language Support

TCS shall support the following languages as part of the Client Service KPO Services:

(a) French, English (E3/E4 level language skills) supported from Bangalore delivery center.

(b) German, Italian (E3/E4 level language skills) supported from Budapest delivery center.

(c) E3/E4 language skills are required as part of the Client Service KPO Service to support Client Services KPO. TCS may hire E1/E2 language proficiency provided that at TCS’ cost, TCS shall use a language trainer in order to ensure that the E3/E4 level is achieved.

Section 8.	MSCI SERVICES

8.1 General

(a) For any Statement of Work pursuant to this Agreement that includes providing comprehensive oversight, implementation and administration Services for Measurement Sciences (“MSci Services”), TCS will provide the Services specified in the applicable Statement of Work, and this Section 8 and the Charges for such Services will be at the MSci Rate provided in Table C-2B of Schedule C. It is the parties intent that MSci Services shall be performed at the rate provided in Schedule C. For clarity, if the work is similar to MSci operations or client inquiry services, then the MSCi Rate applies. If the services are not similar to work performed in MSCi operations or client inquiry, then Nielsen and TCS may mutually agree to the rates for those services.

(b) The Measurement Sciences organization measures retail and consumer data through sample based methodology and projects such retail and consumer habits back to universe. This involves measuring product sales, market share, distribution, price and merchandising conditions. The Services also involves measuring the purchasing behavior of numerous households in several countries (e.g., more than two hundred fifty thousand (250,000) households in twenty-seven (27) countries through consumer panels. As part of the MSci Services, TCS shall perform the following Services:

(i) Universe Estimation & Sample Design – Defining and Measuring the Universe including supporting the creation of universe benchmarks that our products are designed to represent

(ii) Sampling – Designing and Selecting the sample including supporting the design and selection of units (people, homes, stores) required to represent the universe

(iii) Estimating – Maintaining the sample including supporting creation of products through the application of computations, algorithms, and ongoing maintenance requirements

(iv) Statistical Methods – Producing and releasing data including supporting research focused on improvements to data collection techniques and tools

(v) Client Response – Resolving client queries including providing statistical analysis and validity explanations

8.2 Skill Mix

TCS will deliver in a cost efficient model with at least thirty-five percent (35%) of the Resources having graduated from university within one (1) year of being onboarded. As described in Section 8 and 24.1(b) of the Agreement, TCS will use adequate numbers of qualified individuals with suitable training, education, experience, and skill to perform the Services in order to achieve the Service Levels.

Section 9.	AAC ANALYTICS SERVICES

9.1 General

(a) For any Statement of Work pursuant to this Agreement that includes AAC Analytics Services, TCS will provide the Services specified in the applicable Statement of Work, this Section 9.1 and the Charges for such Services will be at the agreed rate provided in Table C-2B of Schedule C.

(b) As part of the AAC Analytics Services, TCS will work with Nielsen Practice Area representatives to understand their Nielsen client business issues and derive an appropriate modeling solution to address them. There are five (5) major components of the AAC Analytical Services, which vary in its details according to the service they are performed for and in performing the Services TCS shall perform the five (5) steps while using tools designated by Nielsen as described in Section 9.3:

(i) “Data Extraction/ Provision” means downloading of database, extracting Nielsen Media Research data/NITRO Store Level data for some of the processes.

(ii) “Data Preparation/ Processing” is defined as collating, understanding and processing the data into a required format and includes loading and processing of data into the respective modeling system. Additionally, TCS will review and investigate available data against the project scope.

(iii) “Modeling and Result Compilation” means running iterative models for each of the AAC Practice Areas/ Services. TCS will compile and check the numbers.

(iv) “Creation of Reports/ Documentation/Final Deliverables” consists of deliverables that may be in the form of powerpoint decks, Excel based indices, elasticity and coefficients, calculation sheets, waterfall charts, simulators, Promotion Evaluator or any other Nielsen provided output tool, depending on the project definition.

(v) “Internal/ External output review and Sign-off” consists of review of project specific data and model output reviews, investigation against project scope and sensibility of available data, and investigation and output reviews.

(c) Additionally TCS Personnel may be involved with the following topics and shall be regularly in close interaction with the onshore Nielsen teams:

(i) Knowledge Management;

(ii) Process Improvement;

(iii) Product development;

(iv) Special Projects;

(v) Support; and

(vi) KPI Tracking.

9.2 Skill Level

The team composition performing the AAC Analytics Services will have a mix of both graduate and post graduates/ higher qualification. The percentage of graduates will be forty percent (40%) and post grads will be sixty percent (60%); provided however in no evet will the overall skill level be less than forty percent (40%) of both graduates and post graduates.

9.3 Tools

At no additional charge to Nielsen, TCS will use the following tools designated by Nielsen for work flow: metrics collection and Knowledge Management (e.g., WFM (AAC Work Flow Manager), CASN (Global Expert Support), TTM (AAC Time Tracking Tool), I-share platform). If Nielsen chooses to move to other tools then Nielsen will provide the requisite licenses to TCS at Nielsen cost.

9.4 Language Support

TCS shall support English (E3/E4 level language skills) supported from Baroda delivery center as part of the AAC Analytic Services.

Section 10.	FINANCIAL PLANNING AND ANALYSIS SERVICES

10.1 General

For any Statement of Work that includes Financial Planning and Analysis (“FP&A”) Services, TCS will provide the Services specified in the applicable Statement of Work and this Section 10 and the Charges for such Services will be at the FP&A Rate provided in Table C-2B of Schedule C. Financial, Planning and Analysis is responsible for providing timely, accurate and quality financial analysis to the key stakeholders (“FP&A Services”). As part of the FP&A Services, TCS will partner with key stakeholders to accumulate, consolidate, summarize and analyze financial results, prepare forecasts and operating plans, and maximize business results in line with the operating plan, which includes:

(a) Creating reports and presentations to the detailed specifications;

(b) Performing variance analysis of financial results as per detailed specifications by Nielsen;

(c) Creating financial models and analyzing with minimal support, leveraging applicable key financial concepts;

(d) Assisting key stakeholders with the development of the annual plan and periodic outlooks in accordance with Nielsen practices. Supporting the forecast and annual plan processes including data basing, consolidation, reporting, analysis and presentations of the outlook information;

(e) Managing data collection and reporting. Supporting data compilation and associated analysis/reporting; and

(f) Performing various ad hoc financial analyses for management.

10.2 Rates

(a) The process for determining whether to use the FP&A Rate or the BPO Rate shall be as follows:

(i) Nielsen shall propose a set of services to be performed by TCS. If the work is the same or similar to BPO, then the BPO rate applies, otherwise the FP&A rate will apply unless otherwise agreed by the Parties in writing. The parties may mutually agree to alternative Rates for large bodies of work.

NIELSEN & TCS CONFIDENTIAL INFORMATION

As of Amendment Number Four

SCHEDULE B

SERVICE LEVELS

SCHEDULE B

SERVICE LEVELS

Section 1.	GENERAL

(a) As of the Services Commencement Date (or as otherwise specified in a Statement of Work or this Schedule and the Attachments to this Schedule), TCS will provide the Services to the performance levels and commitments described in this Schedule and its Attachments.

(b) Tier One Quality of Service Metrics apply to all Services under the Agreement and shall be measured at the Agreement level. Critical Service Levels are established and measured at SOW level. Critical Service Levels apply to individual Statements of Work only if the Statement of Work specifies Critical Service Levels. As applicable, Critical Service Levels shall be identified and provided in each SOW and the applicable metrics for each Critical Service Level shall be developed and agreed by the Parties in accordance with the Service Level methodology described in this Schedule B. Minimum and Expected Service Levels as defined in Section 4 below may be adopted by the Parties as Critical Service Levels for IT and BPO Services as specified in individual SOWs. Tier One Quality of Service Metrics shall be absolute standards that TCS must meet.

(c) In order to achieve a fair, accurate and consistent measurement of TCS’ performance of the Services in SOWs that have Critical Service Levels, additional Critical Service Levels may be added or substituted by Nielsen as specified in this Schedule, in SOWs, or in compliance with Section 3 of the MSA. For example, such additions or substitutions may occur in conjunction with changes to the environment and the introduction of new Hardware or Software or means of Service delivery; provided, however, that where such Hardware or Software or such means of Service delivery is a replacement or upgrade of existing technology, there shall be a presumption of equivalent or improved performance.

Section 2.	ATTACHMENTS

The following Attachments attached hereto to this Schedule B are hereby incorporated by reference:

(a) Attachment B-1: Tier One Quality of Service Metrics

(b) Attachment B-2: Critical Service Levels

These Attachments sets forth the quantitative measurements associated with Tier One Quality of Service Metrics and Critical Service Levels. TCS shall perform the Services at or above the levels of performance indicated in this Schedule B and the SOW as applicable.

Section 3.	REPORTING

(a) Unless otherwise specified in this Schedule B, each Tier One Quality of Service Metric and Critical Service Level shall be measured on a monthly basis. TCS shall provide to Nielsen, as part of TCS’ monthly performance reports, a set of hard- and soft-copy reports to verify TCS’ performance and compliance with the Tier One Quality of Service Metrics and Critical Service Levels.

B-1-1

(b) In accordance with Section 5.7 of the Agreement, TCS shall provide detailed supporting information for each report to Nielsen in the format specified by Nielsen at a level of detail sufficient to verify compliance with the Service Levels. Such supporting information shall be subject to audit by Nielsen. TCS shall provide Nielsen with information and access to such tools and procedures upon request for purposes of verification. The data and detailed supporting information shall be Nielsen’s Confidential Information, and shall be maintained by TCS such that Nielsen may access such information online and in real-time, where feasible, at any time during the Term.

Section 4.	ADDITIONS AND DELETIONS OF SERVICE LEVELS

4.1 Initial Service Levels

(a) If Nielsen or TCS is currently measuring the performance and nine (9) consecutive months of service measurements exist for a particular Service (the “Nine-Month Measurement Period”), the Parties agree that TCS shall be expected to deliver Services at the average of such service measurements for the Nine-Month Measurement Period (the “Expected Service Level”) and shall at a minimum deliver Services at the level of the lowest service measurement achieved during the Nine-Month Measurement Period (the “Minimum Service Level.”);

(b) If Nielsen is currently measuring the performance and the history supports the metric, but the full Nine-Month Measurement Period history is not available, Nielsen will continue to measure the metric through the Transition Period, and if nine (9) months history will be available before Service Commencement Date, TCS will accept the Critical Service Level;

(c) For Critical Service Levels for which limited or no metric data is available, Nielsen will either continue or begin benchmarking the metric and TCS will continue to do so after the relevant Service Commencement Date and until the Nine-Month Measurement Period is complete, at which time both Parties shall agree to the resulting Critical Service Levels; and

(d) For Critical Service Levels where it is agreed by the Parties that the Nine-Month Measurement Period will begin after the TCS Service Commencement Date, the methods and processes defined in Section 4.2 for additions will apply.

4.2 Additions

Nielsen may add Critical Service Levels in accordance with this Section 4.2 of this Schedule B by providing written notice in accordance with Section 4.4 of this Schedule. Expected Service Levels and Minimum Service Level commitments associated with added Critical Service Levels will be computed as follows:

(a) When the Nine Month Measurement Period exists, the Parties agree that the Expected Service Level shall be defined as the average of such service measurements for the Nine-Month Measurement Period and that the Minimum Service Level shall be defined as the lowest service measurement achieved during the Nine-Month Measurement Period; or

B-1-2

(b) When no measurements or less than nine months of measurements exist for a particular Service, the Parties shall attempt in good faith to agree on an Expected Service Level and a Minimum Service Level commitment using industry standard measures or Third Party advisory services (for example, Gartner Group, Yankee Group, etc.); or

(c) When no measurements exist for a particular Service, and the Parties fail to agree on an Expected Service Level and a Minimum Service Level commitment using Section 4.2(b) above, with respect to measurements provided by another party or industry standard measures as described in such Section 4.2(b), the Parties shall do the following:

(i) The Nine-Month Measurement Period for the applicable Service shall begin within sixty (60) days after TCS’ receipt of Nielsen’s written request, subject to agreement on such measurements in accordance with the Change Control Procedures provided in Section 12.2 of the Agreement. TCS shall be responsible for timely and accurately calculating each monthly measurement during the Nine-Month Measurement Period; and

(ii) After nine (9) monthly measurements have been calculated (or should have been measured in accordance with Section 4.2(a) above and if not so measured; determined as described in Section 4.2(c)(ii)(A) below), Nielsen may at any time request in writing that the provisions of Section 4.2(b) above be used to establish the Expected Service Level and Minimum Service Level commitments.

(A) If TCS fails to provide one (1) or more measurements during the Nine-Month Measurement Period such that nine (9) consecutive measurements are not available, the missing measurement(s) shall be set according to the following process: (i) if one measurement is missing, the missing measurement shall be constructed by using the highest of the eight (8) actual measurements, or (ii) if two (2) or more measurements are missing, the first missing measurement shall be constructed by using the highest of the actual measurements and adding to that measurement twenty percent (20%) of the difference between that measurement and one hundred percent (100%) and each of the remaining missing measurements shall be constructed by using the highest of the actual measurements and adding to that measurement thirty five percent (35%) of the difference between that measurement and one hundred percent (100%).

(1)	For example, if during the Nine-Month Measurement Period seven (7) measurements were calculated for a particular Service, and the highest of the seven measurements were 95%, then the measurements for the missing two (2) months would be deemed to be 96% (representing 95% plus (20% of 5%)) and 96.75% (representing 95% plus 35% of 5%)), respectively.

4.3 Deletions of Critical Service Levels

Nielsen may delete Critical Service Levels by sending written notice to TCS in accordance with Section 4.4.

4.4 Notice Requirements

Nielsen will send written notice to TCS at least sixty (60) days prior to the date that additions or deletions to Critical Service Levels are to be effective, provided that Nielsen may send only one (1) such notice (which notice may contain multiple changes) each calendar quarter.

B-1-3

Section 5.	COMMENCEMENT OF OBLIGATIONS

The obligations set forth herein for the Tier One Quality of Service Metrics shall commence four (4) months after the Agreement Effective Date. For purposes of measuring compliance with the Tier One Quality of Service Metrics relating to IT and BPO service quality and delivery, each additional SOW executed after the Agreement Effective Date will not be included for the first four (4) months (or such other period as the Parties agree) after such SOW becomes effective. The Critical Service Levels shall commence as provided in the relevant SOWs.

Section 6.	COOPERATION

The achievement of the Tier One Quality of Service Metrics and Critical Service Levels by TCS may require the coordinated, collaborative effort of TCS with third parties. TCS will provide a single point of contact for the prompt resolution of any failure on the part of TCS to meet a Tier One Quality of Service Metric or Critical Service Level other than due to exceptional circumstances described in Section 8.7 of the Agreement (“Service Level Defaults”) and all failures to provide high quality Services to Customer, regardless of whether the reason for such Service Level Defaults, or failure to provide high quality Services to Nielsen, was caused by TCS.

Section 7.	CONTINUOUS IMPROVEMENT – SERVICE LEVELS

The Parties agree to the concept of continuous improvement and that the Critical Service Levels should be modified during this Agreement to reflect this concept. To accomplish this, Critical Service Levels will be modified each twelve (12) month period following the commencement of obligations date specific to each Critical Service Level as described in Section 6 and below:

(a) Each Expected Service Level will be reset to the average of the four highest monthly actual results at or above the Expected Service Levels achieved during the previous year; provided that, if fewer than four (4) monthly actual results exceeded the Expected Service Level, the Expected Service Level will be reset by taking the four (4) highest monthly actual results, replacing each such actual result that is below the Expected Service Level with the Expected Service Level, and dividing the sum of the resulting four (4) numbers by four (4).

(i) For example, if the Expected Service Level being adjusted were 99.6%, and there were three actual results that were higher and none equal (e.g., 99.9%, 99.8%, and 99.7%), the calculation would be ((99.9% + 99.8% + 99.7% + 99.6%) / 4) = 99.75% with the subsequent reset governed by Section 8(2) below.

(b) Notwithstanding Section 7(a)(i) above, in no event shall any single increase in an Expected Service Level pursuant to Section 7(a)(i) above exceed ten percent (10%) of the difference between one hundred percent (100%) and the then-current Expected Service Level.

(i) For example, if the Expected Service Level being adjusted were 99.6%, the maximum increase for that reset would be 0.04% (i.e., from 99.6% to 99.64%).

B-1-4

(c) Each Minimum Service Level will be reset by adding to the Minimum Service Level being adjusted a sum equal to five percent (5%) of the difference between one-hundred percent (100%) and the then-current Minimum Service Level.

(i) For example, if the Minimum Service Level that is being adjusted was 99.4%, the increase would be 0.03% (i.e., from 99.4% to 99.43%).

(d) For ease of administration, beginning with the second anniversary of the Agreement Effective Date and continuing with every anniversary of the Agreement Effective Date thereafter , the process described in this Section 7 will be performed as of the anniversary of the Agreement Effective Date, utilizing the previous twelve months’ data, replacing the dates that were based upon the commencement of obligations specific to each Critical Service Level.

(e) TCS commits to the additional commitments to Continuous Improvement and Best Practice performance as outlined in Section 8.9 of the MSA.

Section 8.	Root cause analysis and Improvement Plan for critical MEASUREMENTS

If TCS fails to satisfy any Tier One Quality of Service Metric or Critical Service Level, TCS shall provide Nielsen with a root cause analysis and written plan for improving TCS’ performance to satisfy the Tier One Quality of Service Metric or Critical Service Level within the timeframes defined in Section 8.6(b) of the MSA. Performance improvement plans shall be subject to Nielsen’s approval, not to be unreasonably withheld. TCS shall promptly implement such plan once it has been approved by Nielsen.

Section 9.	TIMES

Unless otherwise set forth herein, all references in this Schedule to times shall refer to Greenwich Mean Time.

Section 10.	EXCLUSIONS

TCS shall be relieved of failures to comply with Tier One Quality of Service Metrics or Critical Service Levels to the extent and only to the extent that such failure is due to the breaches of Section 8.7 of the MSA.

B-1-5

EXHIBIT B-1

Tier One Quality of Service Metrics

*

B-2-1

EXHIBIT B-2

Critical Service Levels

NOTE: Critical Service Levels will be detailed in each Statement of Work. The following template is intended to serve as a guideline for the types of functions and measurements. This list is illustrative, not exhaustive, and the inclusion of Service Levels not provided here in Statements of Work is expected. To be effective, Critical Service Levels must be provided in the relevant SOW; the levels provided in this Exhibit B-2 shall not function as default Critical Service Levels.

*

B-2-2

NIELSEN & TCS CONFIDENTIAL INFORMATION

As of Amendment Number Four

SCHEDULE C

CHARGES

SCHEDULE C

CHARGES

Section 1.	MINIMUM & ANNUAL COMMITMENT AMOUNTS

(a) The Minimum Commitment Amount (also known as the “MCA”) shall be Two Billion Five Hundred Million Dollars ($2,500,000,000.00). The Annual Commitment Amount (also known as the “ACA”), which commences as of January 1, 2011, shall be One Hundred Million Dollars ($100,000,000.00) per year, except that for calendar year 2020 the ACA shall be Seventy Five Million Dollars ($75,000,000).

(b) If the GISA is not renewed beyond the third Renewal Period (as such term is defined in Section 2.2 of the GISA), regardless of the reason for non-renewal, such non-renewal will be considered as a termination of GISA for purposes of Section 17.1(g) and the Minimum Commitment Amount shall be reduced as provided in Section 17.1(g) of the Agreement.

(c) If this Agreement is terminated prior to December 31, 2014, regardless of the reason for termination, the MCA shall be reduced by *; provided that in no event will the MCA be reduced twice by such amount as a result of the application of both Section 1(b) and this Section 1(c). If both Section 1(b) and this Section 1(c) would otherwise apply, Nielsen shall be entitled to the benefit of the Section which gives it the greatest benefit, even if due to timing that means that one Section is first applied and then the other Section is applied, net of the changes from the first Section to be applied. The ACA shall not be reduced as a result thereof.

(d) The Minimum Commitment Amount is also subject to reduction as provided in Section 4.2 of this Schedule C.

(e) In accordance with Section 5.7 of the Agreement, within thirty (30) days after the end of each calendar quarter TCS shall provide Nielsen with a detailed reconciliation of the amount remaining in the Minimum Commitment Amount and the Annual Commitment Amount, showing the amount remaining from the prior calculation and all events occurring during the quarter reported upon (or which should have been reflected in prior statements) which have reduced the Minimum Commitment Amount, the Annual Commitment Amount, and the amount of each such reduction, including all adjustments to the Minimum Commitment Amount and the Annual Commitment Amount pursuant to Section 17 of the Agreement. Although Nielsen’s obligations shall not actually be reduced until Nielsen pays the applicable Charges, for the convenience of the Parties the reported reductions in the Minimum Commitment Amount for Services provided shall be calculated on the basis of amounts invoiced or accrued by TCS and for determining credits against the Annual Commitment Amount, charges for Services performed in the relevant year shall be used, even if billing or payment for such Services falls into the next calendar year.

(f) Notwithstanding Amendment Number Four’s increase in the Minimum Commitment Amount, the Minimum Commitment Amount shall continue to be measured from the initial Agreement Effective Date (e.g., October 1, 2007) and all Charges incurred prior to the Amendment Four Effective Date shall continue to be creditable against the MCA. As of the end of calendar year 2010, the amount which Nielsen has spent creditable against the MCA is approximately *. For clarity, amounts paid or payable under the GISA for Services provided prior to January 1, 2011 shall not be creditable against the MCA.

Section 2.	RATES

2.1	Rates

The rates provided in Table C-2A (subject to the Rate Discounts provided in Section 2.2 of this Schedule C) apply for all Services performed by TCS under this Agreement, except for Fixed Fee SOWs or Projects (i.e., all Services will be billed at the applicable Rates) and are firm and fixed during the Term and Extension Period. There will be no charge for overtime.

2.2	Rate Discount

(a) For Services provided on or after January 1, 2011 TCS shall invoice Nielsen for Services each month using the rates in Table C-2A, which are largely based upon the rates provided under this Agreement prior to Amendment Number Four.

(b) Each month Nielsen shall earn a discount (the “Rate Discount”) based on the percentages provided in Table C-2B against the Charges incurred in such month calculated pursuant to Table C-2A. TCS shall calculate the amount of Rate Discount accrued to Nielsen, report it to Nielsen, and provide Nielsen with a monthly reconciliation of the balance of the amount of such Rate Discount available to Nielsen, including the amount of the Rate Discount balance carried over from the prior month, the amount of the Rate Discount earned in the prior month, the amount of Rate Discount used by Nielsen in the prior month, and the total Rate Discount amount available. The form of such report shall be provided by TCS for Nielsen’s approval.

(c) The Rate Discount accrued to Nielsen, the amount of such Rate Discounts already used by Nielsen and the balance amount of accrued Rate Discounts available to Nielsen for the period from January 1, 2011 through December 31, 2011 have been reconciled by the Parties and are set forth in Table C-3. The amounts shown for 2012 are provisional and shall be reconciled by the Parties by March 31, 2013.

(d) [Reserved]

(e) The Rate Discount shall be deducted for the purposes of calculating amounts spent towards the MCA and the ACA. By way of example, if Charges calculated pursuant to this Section 2 were * and the Rate Discount was *, Nielsen shall be deemed to have spent * for purposes of calculating the MCA and the ACA.

(f) All Rate Discounts under this Section shall be denominated in US dollars, in converting non-US Dollar amounts to US Dollars the foreign exchange rates provided in Section 5 shall be used.

(g) *

Section 3.	PASS-THROUGH EXPENSES

(a) Nielsen will reimburse TCS for all Pass-Through Expenses mutually agreed by the Parties, as provided in the Agreement. Pass-Through Expenses must be reasonable, warranted and cost effective, and have been approved in advance by Nielsen’s Project Manager. Pass-Through Expenses are to be billed to Nielsen at TCS’ cost (without mark up of any kind, including administrative fees, and net of all rebates and credits).

(b) TCS shall use Commercially Reasonable Efforts to minimize the amount of Pass-Through Expenses. With respect to services or materials paid for on a Pass-Through Expense basis, Nielsen may:

(i) obtain such services or materials directly from one or more third parties;

(ii) designate the third party source for such services or materials;

(iii) designate the particular services or materials (e.g., equipment make and model) TCS shall obtain (although if TCS demonstrates to Nielsen that such designation will have an adverse impact on TCS’ ability to meet the Service Levels, such designation shall be subject to TCS’ approval);

(iv) designate the terms for obtaining such services or materials (e.g., purchase or lease and lump sum payment or payment over time);

(v) require TCS to identify and consider multiple sources for such services or materials or to conduct a competitive procurement; and

(vi) review and approve the applicable Pass-Through Expenses before entering into a contract for particular services or materials.

Section 4.	OTHER CREDITS AND MCA REDUCTION

4.1	Initial Credit

Prior to the Amendment Four Effective Date Nielsen was entitled to, and received, * in service credit.

4.2	MCA Reduction for Non-Renewal

If Nielsen has provided the notice required by Section 2.2(a) of the Agreement but for whatever reason the Parties do not agree prior to the end of the Initial Term on a Renewal Period in accordance with Section 2.2(a) of the Agreement, the MCA will be reduced by *.

Section 5.	LOCAL COUNTRY BILLING; EXCHANGE RATES

(a) If requested by Nielsen, TCS shall invoice Nielsen Affiliates outside of the United States for charges in the currency specified for local billing in the applicable SOW. The exchange rates to be used to convert from the U.S. Dollar based charges in this Agreement to the relevant local currency shall be based on the average of the exchange rates shown in the Wall Street Journal for each Business Day in the December prior to the year in which the Services are to be provided (e.g., January’s bill for December’s services will use the prior year’s exchange rate but February’s bill for January’s services will use the new rates); except that for the period from October 1, 2007 through December 31, 2007 the exchange rates from September, 2007 shall be used. If the actual exchange rate of any applicable local currency varies more than twenty percent (20%) against the U.S. Dollar in the course of any calendar year, upon the request of either Party, the Parties shall reset the exchange rates for the remainder of such calendar year based on the average exchange rates for the calendar month prior to such readjustment date. Such readjustment may occur only once per year. An SOW may provide for different terms but in order for such SOW to be effective it must be approved by the Nielsen Workforce Optimization Senior Vice President and the TCS’ Global Relationship Manager, with such approval indicated on the SOW.

(b) For purposes of calculating credits against the MCA and the ACA for Charges that are billed in currencies other than United States dollars, the parties shall use the same exchange rates as provided in Section 5(a).

Section 6.	CHARGES FOR TERMINATION-EXPIRATION SERVICES

Termination-Expiration Services provided during the Term (including the Extension Period) shall be invoiced at the Rates provided in Table C-2A and subject to the Rate Discount provided in Section 2.2 herein. If any such Services extend beyond the Term (including the Extension Period), the Charges shall be as mutually agreed, but shall not be increased beyond the Extension Period Rates by more than 10% per calendar year after the Extension Period.

Section 7.	CLIENT SERVICE KPO ROTATIONAL ASSIGNMENTS

With respect to Client Service KPO assignments Nielsen may request that TCS individuals travel to Nielsen’s onsite locations for rotational assignments at TCS expense, which includes the visas, airfare/auto transportation, accommodations and necessary communications support (e.g., international cell phone, pre-paid phones,) for up to * or approximately twenty five (25) trips per year (“Rotational Pool”). For every additional twenty five (25) Resources added to the total Client Service KPO team above five hundred (500) Resources, the Rotational Pool shall be increased by *.

Table C-2A

All amounts are in US Dollars unless otherwise noted.

Invoice Rate Card

*

Table C-2B

Rate Discount

*

C-1

Table C-3

Rate Discounts for Calendar Year 2011 and Calendar Year 2012

*

C-2

NIELSEN & TCS CONFIDENTIAL INFORMATION

As of Amendment Number Four

SCHEDULE F

OFF-SHORE LEVERAGE

TCS TARGET HEADCOUNT

SERVICE LOCATIONS

SCHEDULE F

OFF-SHORE LEVERAGE

TCS TARGET HEADCOUNT

SERVICE LOCATIONS

Section 1.	OFF SHORE LEVERAGE

In providing the Services, TCS shall deploy its Resources to meet the percentages provided in Exhibit F-1, Off-Shore Leverage.

Section 2.	TCS TOTAL HEADCOUNT

2.1	Number of Resources

In providing the Services, TCS shall use the number of Resources provided in Exhibit F-2, TCS Target Headcount.

2.2	IT Services Staffing

As provided in Section 10.2(e) of the Agreement, where TCS has difficulty meeting Critical Service Levels or other requirements of an IT Statement of Work, Nielsen may require TCS to meet the following staffing pyramid:

F-1

Section 3.	SERVICE LOCATIONS

3.1	Nielsen Service Locations

Allentown, PA

Fon du Lac, WI

Cherry Hill, NJ

Chicago, IL

Covington, KY

Fon du Lac, WI

Green Bay, WI

Hollywood, CA

Lancaster, PA

Milpitas, CA

New York, NY

Oldsmar, FL

Omaha, NE

Schaumburg, IL

Shelton, CT

Sunnyvale, CA

Syosset, NY

White Plains, NY

Wilton, CT

Markham, Ontario, Canada

Oxford, United Kingdom

Sydney, Australia

Toronto, Canada

3.2	TCS Service Locations

(a) Global Delivery Centers. Services will be performed in TCS’ Global Delivery Centers in Hungary, Guadalajara, Mexico, Shanghai and Tianjin, China and Chennai, Baroda, Bangalore, Pune, Bhubaneswar, Gandhinagar and Mumbai, India.

(b) Other Service Locations. TCS may add Other Service Locations or relocate the Services as provided in Section 6.2 of the Agreement.

F-2

EXHIBIT F-1

Off-Shore Leverage Percentages

App Dev/Eng – New Dev

Off-Shore Percentage

	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020
End Q1	75%	75%	75%	75%	75%	75%	75%	75%	75%	75%
End Q2	75%	75%	75%	75%	75%	75%	75%	75%	75%	75%
End Q3	75%	75%	75%	75%	75%	75%	75%	75%	75%	75%
End Q4	75%	75%	75%	75%	75%	75%	75%	75%	75%	75%

Average Off-Shore
Leverage	75%	75%	75%	75%	75%	75%	75%	75%	75%	75%

Onsite Percentage

	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020
End Q1	25%	25%	25%	25%	25%	25%	25%	25%	25%	25%
End Q2	25%	25%	25%	25%	25%	25%	25%	25%	25%	25%
End Q3	25%	25%	25%	25%	25%	25%	25%	25%	25%	25%
End Q4	25%	25%	25%	25%	25%	25%	25%	25%	25%	25%

Average Onsite
Percentage	25%	25%	25%	25%	25%	25%	25%	25%	25%	25%

F-2-1

App Dev/Eng – Maintenance/Enhancement (M&E Leverage Percentages)

Off-Shore Percentage

	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020
End Q1	85%	85%	85%	85%	85%	85%	85%	85%	85%	85%
End Q2	85%	85%	85%	85%	85%	85%	85%	85%	85%	85%
End Q3	85%	85%	85%	85%	85%	85%	85%	85%	85%	85%
End Q4	85%	85%	85%	85%	85%	85%	85%	85%	85%	85%

Average Off-Shore
Leverage	85%	85%	85%	85%	85%	85%	85%	85%	85%	85%

Onsite Percentage

	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020
End Q1	15%	15%	15%	15%	15%	15%	15%	15%	15%	15%
End Q2	15%	15%	15%	15%	15%	15%	15%	15%	15%	15%
End Q3	15%	15%	15%	15%	15%	15%	15%	15%	15%	15%
End Q4	15%	15%	15%	15%	15%	15%	15%	15%	15%	15%

Average Onsite
Percentage	15%	15%	15%	15%	15%	15%	15%	15%	15%	15%

F-2-2

Process Services

Off-Shore Percentage

	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020
End Q1	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
End Q2	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
End Q3	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
End Q4	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

Average Off-Shore
Leverage	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

Onsite Percentage

	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020
End Q1	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
End Q2	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
End Q3	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
End Q4	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%

Average Onsite	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%

F-2-3

EXHIBIT F-2

TCS Target Headcount

RESOURCE STAFFING PLAN

IT Services

	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020
End Q1	—	2,110	2,723	2,761	2,761	2,761	2,761	2,761	2,761	2,761	2,761
End Q2	—	2,267	2,804	2,761	2,761	2,761	2,761	2,761	2,761	2,761	2,761
End Q3	—	2,490	2,761	2,761	2,761	2,761	2,761	2,761	2,761	2,761	2,761
End Q4	2,017	2,581	2,761	2,761	2,761	2,761	2,761	2,761	2,761	2,761	2,761

Avg. Person Years Effort		2,362	2,684	2,761	2,761	2,761	2,761	2,761	2,761	2,761	2,761

RESOURCE STAFFING PLAN

Process Services

	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020
End Q1	—	4,267	5,498	5,820	5,820	5,820	5,820	5,820	5,820	5,820	5,820
End Q2	—	4,580	5,635	5,820	5,820	5,820	5,820	5,820	5,820	5,820	5,820
End Q3	—	4,906	5,820	5,820	5,820	5,820	5,820	5,820	5,820	5,820	5,820
End Q4	4,137	5,328	5,820	5,820	5,820	5,820	5,820	5,820	5,820	5,820	5,820

Avg. Person Years Effort		4,770	5.693	5,820	5,820	5,820	5,820	5,820	5,820	5,820	5,820

Grand Total		7,132	8,377	8,581	8,581	8,581	8,581	8,581	8,581	8,581	8,581

F-2-4

NIELSEN & TCS CONFIDENTIAL INFORMATION

As of Amendment Number Four

SCHEDULE H

APPROVED SUBCONTRACTORS

SCHEDULE H

APPROVED SUBCONTRACTORS

Section 1.	GENERAL

This Schedule H lists the TCS Affiliates and Subcontractors that may be used to provide Services to Nielsen under the Agreement. The following subcontractors are approved to provide Services performed on a Time and Materials basis or a Fixed Fee basis provided that the Approved Subcontractors described in this Schedule H. TCS shall seek Nielsen’s written approval prior to using any Approved Subcontractors in LATAM and provide to Nielsen on a monthly basis a list of which Approved Subcontractors are used and what Services they are performing in each LATAM country.

Tata Group Subcontractors

*

Non Tata Group Subcontractors

*

H-1